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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2005


                              File No. 811-21581


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

                        REGISTRATION STATEMENT UNDER THE
                       INVESTMENT COMPANY ACT OF 1940            /X/

Amendment No. 1                                                  /X/

             JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT TRUST
               (Exact Name of Registrant as Specified in Charter)

                                522 Fifth Avenue
                            New York, New York 10036
               (Address of Principal Executive Offices) Zip Code)

        Registrant's Telephone Number, including Area Code (212) 623-0551

                            Gregory L. Pickard, Esq.
                        J.P. Morgan Investor Services Co.
                                73 Tremont Street
                           Boston, Massachusetts 02108
                     (Name and Address of Agent for Service)

                                   Copies to:

                         John E. Baumgardner, Jr., Esq.
                             SULLIVAN & CROMWELL LLP
                                125 Broad Street
                            New York, New York 10004

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EXPLANATORY NOTE

     This Registration Statement has been filed by the Registrant pursuant to
Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), because such shares will be issued solely in private placement transactions that do not involve a "public offering" within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may only be made by "accredited investors" within the meaning of Regulation D under the Securities Act which include common or commingled trust funds, investment companies, registered broker-dealers, investment banks, commercial banks, corporations, group trusts or similar organizations or entities. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.
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[JPMORGAN LOGO]

             JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT FUND

                                     PART A


                                   APRIL 29, 2005


JPMorgan Securities Lending Collateral Investment Fund (the "Fund") issues its beneficial interests ("shares") only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the Securities Act. The Fund is a series of JPMorgan Securities Lending Collateral Investment Trust (the "Trust").

Prospective investors in the Fund must be "accredited investors," as defined in Regulation D under the Securities Act, as amended. Accredited investors include certain common or commingled trust funds, investment companies, registered broker-dealers, investment banks, commercial banks, corporations, group trusts and similar organizations.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                             OFFEREE NO. _______

                                       A-1
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INVESTMENT OBJECTIVE, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED RISKS


JPMorgan Chase Bank, N.A. ("JPMorgan") has established a securities lending program for its clients. Each client that participates in the securities lending program as a lender ("Lender") enters into a securities lending agreement with JPMorgan under which, JPMorgan is authorized to invest the cash collateral securing loans of securities of each Lender in a variety of investments. The JPMorgan Securities Lending Collateral Investment Trust (the "Trust"), a Massachusetts business trust, has been established primarily for the investment and reinvestment of cash collateral on behalf of Lenders participating in JPMorgan's securities lending program and securities lending clients of JPMorgan affiliates (subject to approval by the Board of Trustees). The Trust has established a series of shares of beneficial interest representing interests in the JPMorgan Securities Lending Collateral Investment Fund (the "Fund"). J.P. Morgan Investment Management Inc. ("JPMIM" or the "Adviser"), a wholly-owned subsidiary of J.P. Morgan Fleming Asset Management Holdings Inc., serves as the Fund's investment adviser. The Trust is governed by trustees who are responsible for overseeing all business activities.


The investment objective, principal strategies and risks of the Fund are described below. See the Statement of Additional Information for a description of the Fund's investment restrictions.

THE FUND'S OBJECTIVE

The Fund aims to maximize current income consistent with the preservation of capital and same-day liquidity.

THE FUND'S PRINCIPAL INVESTMENT STRATEGIES

The Fund invests in high quality, short-term money market instruments which are issued and payable in U.S. dollars.

The Fund principally invests in:

- high quality commercial paper and other short-term debt securities, including floating and variable rate demand notes of U.S. and foreign corporations

- debt securities issued or guaranteed by qualified U.S. and foreign banks, including certificates of deposit, time deposits and other short-term securities

- securities issued or guaranteed by the U.S. government, its agencies or instrumentalities

                                       A-2
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-  asset-backed securities

-  repurchase agreements and reverse repurchase agreements

-  taxable municipal obligations

The dollar weighted average maturity of the Fund generally will be 60 days or less and the Fund will buy only those instruments that have remaining maturities of 397 days or less.

All securities purchased by the Fund must meet the requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended (the "1940 Act").

The Fund may invest significantly in securities with floating or variable rates of interest. Their yields will vary as interest rates change.

The Fund invests only in U.S. dollar denominated securities that have the highest possible short-term rating from at least two nationally recognized statistical rating organizations, or one such rating if only one organization rates that security. Alternatively, some securities may have additional third-party guarantees in order to meet the rating requirements mentioned above. If the security is not rated, it must be considered of comparable quality by the Adviser.

The Fund's adviser, JPMIM, seeks to develop an appropriate portfolio by considering the differences in yields among securities of different maturities, market sectors and issuers.

The Fund seeks to maintain a net asset value of $1.00 per share.

The Fund's Board of Trustees may change any of these investment policies (including its investment objective) without shareholder approval.

The Fund is diversified as defined in the 1940 Act.

THE FUND'S MAIN INVESTMENT RISKS

All mutual funds carry a certain amount of risk. You may lose money on your investment in the Fund. Here are some specific risks of investing in the Fund.

The Fund may not achieve its objective if the Adviser's expectations regarding particular securities or interest rates are not met.

The value of money market investments tends to fall when prevailing interest rates rise, although they are generally less sensitive to interest rate changes than longer-term securities.

                                       A-3
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Repurchase agreements involve some risk to the Fund if the other party does not live up to its obligations under the agreement.

Indebtedness of certain issuers identified with the U.S. government whose securities may be held by the Fund, including the well-known Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac), is not entitled to the full faith and credit of the United States and is thus subject to the risk of default in the payment of interest and/or principal like the indebtedness of private issuers.

The Fund's asset-backed investments involve risk of loss due to prepayments that occur earlier or later than expected, and like any bond, due to default. Some asset-backed securities may have additional risk because they may receive little or no collateral protection from the underlying assets.

The Fund's ability to concentrate its investments in the banking industry could increase risks. The profitability of banks depends largely on the availability and cost of funds, which can change depending upon economic conditions. Banks are also exposed to losses if borrowers get into financial trouble and cannot repay their loans.

Investments in foreign securities may be riskier than investments in U.S. securities. Foreign securities may be affected by political, social, and economic instability. There also may be less public information available.

Although the Fund seeks to be fully invested, it may at times hold some of its assets in cash. This could hurt the Fund's performance.

Securities in the Fund's portfolio may not earn as high a current income as longer-term or lower-quality securities.

If the Fund departs from its investment policies during temporary defensive periods or to meet redemptions, it may not achieve its investment objective.

DESCRIPTION OF PRINCIPAL SECURITY TYPES

Below is information about the Fund's principal security types. The Fund may also use strategies and invest in securities as described in the Statement of Additional Information.

ASSET-BACKED SECURITIES. Interests in a stream of payments from specific assets, such as auto or credit card receivables.

COMMERCIAL PAPER. Short-term securities with maturities of 1 to 270 days which are issued by banks, corporations and others.

DEMAND NOTES. A debt security with no set maturity date. The investor can generally demand payment of the principal at any time.

                                       A-4
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DOLLAR WEIGHTED AVERAGE MATURITY. The average maturity of the Fund is the average amount of time until the organizations that issued the debt securities in the Fund's portfolio must pay off the principal amount of the debt. "Dollar weighted" means the larger the dollar value of debt security in the Fund, the more weight it gets in calculating this average.

FLOATING RATE SECURITIES. Securities whose interest rates adjust automatically whenever a particular interest rate changes.

MUNICIPAL OBLIGATIONS. Debt securities issued by or on behalf of states, territories and possessions or by their agencies or other groups with authority to act for them. For securities to qualify as municipal obligations, the municipality's lawyers must give an opinion that the interest on them is not considered gross income for federal income tax purposes.

QUALIFIED BANKS. (i) U.S. banks with more than $1 billion in total assets, and foreign branches of these banks; or (ii) foreign banks with the equivalent of more than $1 billion in total assets and which have branches or agencies in the U.S. or (iii) other U.S. or foreign commercial banks which the Fund's adviser judges to have comparable credit standing.

REPURCHASE AGREEMENTS. A special type of a short-term investment. A dealer sells securities to a Fund and agrees to buy them back later for a set price. This set price includes interest. In effect, the dealer is borrowing the Fund's money for a short time, using the securities as collateral.

REVERSE REPURCHASE AGREEMENTS. Contract whereby the Fund sells a security and agrees to repurchase it from the buyer on a particular date and at a specific price. Considered a form of borrowing.

U.S. GOVERNMENT SECURITIES. Debt instruments (Treasury bills, notes, and bonds) guaranteed by the U.S. government for the timely payment of principal and interest.

VARIABLE RATE SECURITIES. Securities whose interest rates are periodically adjusted.

THE FUND, THE TRUST AND THE ADVISER


The Fund is a series of JPMorgan Securities Lending Collateral Investment Trust, a Massachusetts business trust. The trustees are responsible for overseeing the business activities of the Fund. Shares of the Fund are not registered under the 1933 Act or the securities law of any state and are sold in reliance upon an exemption from registration. Shares may not be transferred or resold without registration under the 1933 Act, except pursuant to an exemption from registration.

                                       A-5
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JPMIM is the investment adviser and makes the day-to-day investment decisions for the Fund. JPMIM is located at 522 Fifth Avenue, New York, NY 10036. JPMIM is a wholly-owned subsidiary of J.P. Morgan Fleming Asset Management Holdings, Inc., which is a wholly-owned subsidiary of JPMorgan Chase & Co., a bank holding company.

Pursuant to its Investment Advisory Agreement with the Adviser, the Fund pays JPMIM an investment advisory fee equal to 0.10% of its average daily net assets. The Adviser has voluntarily agreed to waive a portion of its investment advisory fee until June 30, 2005 so that the fee equals 0.02% of the Fund's average daily net assets. JPMorgan also provides administrative services and oversees the Fund's service providers. The Fund pays JPMorgan 0.05% for such administrative services. The Fund also pays certain other expenses relating to its operations. JPMorgan has agreed to limit until June 30, 2005, the Fund's administrative expenses so that total expenses (not including investment advisory fees) do not exceed 0.02% of the Fund's average daily net assets.

FUND MANAGER COMPENSATION

Portfolio managers and research analysts participate in a highly competitive compensation program that is designed to attract and retain outstanding people and closely link the performance of investment professionals to client investment objectives. The total compensation program includes base salary, cash incentives, the value of stock awards, and, in some cases, mandatory deferred compensation. These elements reflect individual performance and the performance of the business as a whole. Each investment professional's performance is formally evaluated annually based on a variety of factors including the size and performance of the portfolios such professional manages. Individual contribution relative to client goals carries the highest impact. For example:

- Portfolio manager compensation is primarily driven by meeting or exceeding clients' risk and return objectives, relative performance to competitors or competitive indices, and compliance with firm policies and regulatory requirements. Investment performance is generally more heavily weighted to the long-term.

- Research analyst compensation is primarily driven by the accuracy of their forecasts and rankings with respect to the companies and/or sectors for which they have research responsibility.

Stock awards are granted as part of an employee's annual performance bonus and comprise from 0% to 35% of an investment professional's total award. As incentive compensation increases, the percentage of compensation awarded in restricted stock, stock appreciation awards or stock options also increases. Certain investment professionals may also be subject to a mandatory deferral of a portion of their compensation into proprietary mutual funds based on long-term sustained investment performance.

                                       A-6
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Portfolio managers are encouraged to own shares of the JPMorgan Funds they help manage.


SHAREHOLDER INFORMATION


The price you pay for your shares is the net asset value ("NAV") per share. NAV is the value of everything a Fund owns minus everything a Fund owes, divided by the number of shares held by investors. The Fund seeks to maintain a stable NAV of $1.00 by valuing its investment portfolio using the amortized cost method. This method provides more stability in valuations. However, it may also result in periods during which the stated value of a security is different than the price the Fund would receive if it sold the investment.

The NAV of the Fund is generally calculated as of the cut-off time each day the Fund is open for business. You will pay the next NAV per share calculated after the transfer agent, J.P. Morgan Investor Services Co., accepts your order.



Shares of the Fund are available for purchase or redemption on any businessday the Federal Reserve Bank of New York and the New York Stock Exchange ("NYSE") are open, except the following holidays: New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day and Christmas Day.

If your order is accepted by the Fund's cut-off time, the transfer agent will process your order at that day's price and you will be entitled to all dividends declared on that day. If your order is accepted after the cut-off time, the transfer agent will generally process it at the next day's price.

The Fund may close earlier a few days each year when the Bond Market Association recommends that the securities markets close trading early.


Normally, the cut-off time (in Eastern time) for the Fund is 4:30 P.M.

JPMorgan, in its capacity as securities lending agent for a Lender, will effect all purchases and redemptions on behalf of a Lender.

Redemptions will be paid in cash unless the Trustees determine that conditions exist that make payment wholly in cash unwise or undesirable. If such a determination is made by the Trustees, the Trust may, subject to the requirements of the 1940 Act, pay redemptions entirely or partially in securities.

GENERAL

Federal law requires the Fund to obtain, verify and record the name, date of birth (for a natural person), residential street address or principal place of business and Social Security Number, Employer Identification Number or other government issued identification when opening an account. Additional information may be required in order to open a corporate account or under certain other circumstances. This information will be used by the Fund or its transfer agent to attempt to verify the person's identity.

                                       A-7
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DIVIDENDS AND DISTRIBUTIONS

The Fund can earn income and can realize capital gain. The Fund deducts any expenses and then pays out these earnings to shareholders as distributions.

Dividends on shares of the Fund will be declared and paid daily from net investment income. Distributions from net long-term capital gains, if any, will be made at least annually. Generally, distributions will be declared and paid in December, if required for the Fund to avoid imposition of a federal excise tax on distributed capital gains. The Fund does not expect to realize any material long-term capital gains of losses. Income dividends and capital gains distributions, if any, will be paid at the net asset value on the payment date of the dividend or distribution.

A shareholder's right to receive dividends and distributions with respect to shares purchased commences on the effective date of the purchase of such shares and continues through the day immediately preceding the effective date of redemption of such shares.

TAX CONSEQUENCES

Dividends from net investment income and distributions of net short-term capital gains are taxable to shareholders as ordinary income under federal income tax laws. Distributions from net long-term capital gains are taxable as long-term capital gains regardless of the length of time a shareholder has held such shares. Dividends and distributions are taxable whether they are paid in cash or in additional shares.

The Fund may purchase bonds at market discount (i.e., bonds with a purchase price less than original issue price or adjusted issue price). If such bonds are subsequently sold at a gain, then a portion of that gain equal to the amount of market discount, which should have been accrued through the sale date, will be taxable to shareholders as ordinary income.

Under federal law, the income derived from U.S. Government securities is exempt from state income taxes. All states that tax personal income permit mutual funds to pass this tax exemption through to their shareholders under certain circumstances. Income from repurchase agreements in which the underlying securities are U.S. Government securities does not receive this exempt treatment.

The redemption, exchange or other disposition of shares by a shareholder that constitutes a sale for federal income tax purposes is a taxable event and may result in capital gain or loss. Any loss incurred on the redemption or exchange of the Fund's shares with a tax holding period of six months or less will be treated as a long-term capital loss to the extent of any amounts treated as distributions of long-term capital gain with respect to such shares.

Shareholders will be notified after the end of each calendar year of the amount of income dividends and net capital gains distributed and the percentage of the Fund's income

                                       A-8
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attributable to U.S. Government Securities. The Fund is required to withhold 30%
of all taxable dividends, distributions and redemption proceeds payable to any noncorporate shareholder that does not provide the Fund with its correct taxpayer identification number or certification that the shareholder is not subject to backup withholding.

The above is a general summary of the tax implications of investing in the Fund. Because each investor's tax consequences are unique, please consult your tax advisor to see how investing in the Fund will affect your own tax situation.

DISTRIBUTION ARRANGEMENTS


JPMorgan serves as Placement Agent for the Fund and is responsible for qualifying Lenders as suitable investors in the Fund and facilitating the purchase and redemption of shares of the Fund in connection with its role as securities lending agent on behalf of Lenders. JPMorgan receives no compensation in connection with its provision of services as placement agent. Shares of the Fund are sold on a private placement basis in accordance with Regulation D under the 1933 Act. Shares of the Fund are not subject to a sales load, 12b-1 fee or redemption fee.

AVAILABILITY OF PROXY VOTING RECORD

The Trustees have delegated the authority to vote proxies for securities owned by the Fund to JPMIM. A copy of the Fund's voting record for the most recent 12-month period ended June 30 is available on the SEC's website at www.sec.gov no later than August 31 of each year. The Fund's proxy voting record will include, among other things, a brief description of the matter voted on for each Fund security, and will state how each vote was cast, for example, for or against the proposal.

PORTFOLIO HOLDINGS DISCLOSURE

Each business day, the Fund will make available upon request an uncertified complete schedule of its portfolio holdings as of the prior business day. Not later than 60 days after the end of each fiscal quarter, the Fund will make available a certified complete schedule of its portfolio holdings as of the last day of that quarter. In addition to providing hard copies upon request, these quarterly schedules are available on the SEC's website at www.sec.gov.

Shareholders may request portfolio holdings schedules at no charge by calling 1-212-623-0551.

A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio holdings is available in the Statement of Additional Information.

                                       A-9
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LEGAL PROCEEDINGS RELATING TO BANC ONE INVESTMENT ADVISORS CORPORATION AND
CERTAIN OF ITS AFFILIATES

None of the actions described below allege that any unlawful activity took place with respect to the Fund whose shares are offered in this prospectus.

On July 1, 2004, Bank One Corporation, the former corporate parent of One Group Administrative Services, Inc. ("OGAS") and Banc One Investment Advisors Corporation ("BOIA"), the investment adviser to the former One Group Funds, merged into JPMorgan Chase & Co. As a consequence of the merger, on that date, OGAS and BOIA became affiliates of both JPMIM and JPMorgan Chase Bank.

Prior to becoming an affiliate of JPMorgan Chase &Co., on June 29, 2004, BOIA entered into agreements with the Securities and Exchange Commission (SEC) and the New York Attorney General (NYAG) in resolution of investigations conducted by the SEC and the NYAG into market timing of certain mutual funds advised by BOIA, possible late trading of certain of these funds and related matters. In this connection, BOIA or its affiliates agreed to pay disgorgement and a civil money penalty in an aggregate amount of $50 million. The settlement agreement with the NYAG also requires BOIA to reduce its management fee for certain series of One Group Mutual Funds, in an aggregate amount of approximately $8 million annually over the next five years. In addition, BOIA has agreed to undertakings relating to, among other things, governance and compliance initiatives.

In addition to the matters involving the SEC and NYAG, various lawsuits have been filed against BOIA and certain former trustees of One Group Mutual Funds and various affiliates of BOIA. The lawsuits generally relate to the same facts that were the subject of the SEC order and NYAG settlement discussed above. These actions seek, among other things, compensatory damages, restitution, disgorgement of unjustly earned profits, punitive damages, removal of certain former trustees of One Group Mutual Funds, removal of the One Group Mutual Funds' investment advisers (e.g., BOIA) and distributor, and attorneys' fees. BOIA is now known as JPMorgan Investment Advisors Inc.


                                      A-10
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             JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT TRUST

                       STATEMENT OF ADDITIONAL INFORMATION

                                   APRIL 29, 2005


             JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT FUND


        This Statement of Additional Information (the "SAI") is not a Prospectus but contains additional information which should be read in conjunction with the Prospectus dated April 29, 2005, for JPMorgan Securities Lending Collateral Investment Fund (the "Fund"). Additionally, this Statement of Additional Information incorporates by reference the financial statements included in the Shareholder Report related to the Fund, date December 31, 2004. The Prospectus and Financial Statements, including the Independent Registered Public Accountants' Report are available, without charge upon request by contacting the Trust at the number or address shown below.



J.P. Morgan Investor Services Co.
73 Tremont Street
Boston, Massachusetts 02108

(212) 623-0551

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                                TABLE OF CONTENTS


General                                                                       4

Investment Strategies and Policies                                            4

Investment Restrictions                                                      17

Trustees                                                                     20

Officers                                                                     24

Codes of Ethics                                                              26

Proxy Voting Procedures and Guidelines                                       26

Portfolio Holdings Disclosure                                                29

Investment Adviser                                                           31

Administrator                                                                33

Custodian                                                                    35

Transfer Agent                                                               35

Placement Agent                                                              35

Expenses                                                                     35

Independent Registered Public Accounting Firm                                36

Portfolio Transactions                                                       36

Shares of Beneficial Interest                                                37

Purchases and Redemptions                                                    38

Net Asset Value                                                              38

Performance Information                                                      39

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
Description of Shares, Voting Rights and Liabilities                         40

Distributions and Tax Matters                                                41

Additional Information                                                       46

Financial Statements                                                         48

Appendix A - Description of Certain Obligations issued or guaranteed by
U.S. Government Agencies or Instrumentalities                                49

Appendix B - Description of Security Ratings                                 52

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                                     GENERAL


This Statement of Additional Information ("SAI") describes the finanacial history, investment strategies and policies, management and operation of the JPMorgan Securities Lending Collateral Investment Fund (the "Fund") in order to enable investors to determine if the Fund best suits their needs. It provides additional information with respect to the Fund and should be read in conjunction with the Fund's current Prospectus. Capitalized terms not otherwise defined herein have the meanings accorded to them in the Prospectus. The Fund's executive offices are located at 522 Fifth Avenue, New York, NY 10036.

        The Fund is a series of JPMorgan Securities Lending Collateral Investment Trust (the "Trust"), an open-end management investment company which was organized as a business trust under the laws of the Commonwealth of Massachusetts on February 27, 2004. The Fund is diversified as such term is defined in the Investment Company Act of 1940, amended (the "1940 Act"). The fiscal year-end of the Fund is December 31.

        JPMorgan Chase Bank, N.A. ("JPMorgan Chase Bank") has established a securities lending program for its clients. Each client that participates in the securities lending program as a lender ("Lender") enters into a securities lending agreement under which JPMorgan Chase Bank is authorized to invest the cash collateral securing loans of securities of each Lender in a variety of investments. The Fund has been established primarily for the investment and reinvestment of cash collateral on behalf of Lenders participating in the securities lending program. The Fund may also be made available to securities lending clients of affiliates of JPMorgan Chase Bank with the approval of the Board of Trustees.


        The Board of Trustees provides broad supervision over the affairs of the Trust including the Fund. J.P. Morgan Investment Management Inc. ("JPMIM" or the "Adviser") is the investment adviser for the Fund.

        JPMorgan Chase Bank serves as the Trust's administrator (the "Administrator") and supervises the overall administration of the Trust, including the Fund. A majority of the Board of Trustees of the Trust are not affiliated with JPMIM or the Administrator.

        Investments in the Fund are not deposits or obligations of, or guaranteed or endorsed by, JPMorgan Chase Bank, an affiliate of the Adviser, or any other bank. Shares of the Fund are not federally insured or guaranteed by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. An investment in the Fund is subject to risk that may cause the value of the investment to fluctuate, and when the investment is redeemed, the value may be higher or lower than the amount originally invested by the invested.

                       INVESTMENT STRATEGIES AND POLICIES

        The Prospectus set forth the various investment policies applicable to the Fund. The Fund invests only in U.S. dollar-denominated high-quality obligations which are determined to present minimal credit risks. This credit determination must be made in accordance with procedures established by the Board of Trustees.

        The management style used for the Fund emphasizes several key factors. Portfolio managers consider the security quality, that is, the ability of the debt issuer to make timely payments of principal and interest. Also important in the analysis is the relationship of a bond's structure, yield and its maturity, in which the managers evaluate the risks of investing in long-term higher-yielding securities. Another step in the analysis is comparing yields on different types of securities to determine relative risk/reward profiles.

        The investment policies described below (i) reflect the current practices of the Portfolio, (ii) are not fundamental, and (iii) may be changed by the Board of Trustees of the Trust without shareholder approval.

                            MONEY MARKET INSTRUMENTS

A description of the various types of money market instruments that may be purchased by the Fund appears below. Also see "Quality and Diversification Requirements."

        U.S. TREASURY SECURITIES. The Fund may invest in direct obligations of the U.S. Treasury, including Treasury bills, notes and bonds, all of which are backed as to principal and interest payments by the full faith and credit of the United States.

        ADDITIONAL U.S. GOVERNMENT OBLIGATIONS. The Fund may invest in obligations issued or guaranteed by U.S. government agencies or instrumentalities. These obligations may or may not be backed by the "full faith and credit" of the United States. Securities which are backed by the full faith and credit of the United States include obligations of the Governmental National Mortgage Association, the Farmers Home Administration, and the Export-Import Bank. In the case of securities not backed by the full faith and credit of the United States, the Fund must look principally to the federal agency issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitments. Securities in which the Fund may invest that are not backed by the full faith and credit of the United States include, but are not limited to: (i) obligations of the Tennessee Valley Authority, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Banks and the U.S. Postal Service, each of which has the right to borrow from the U.S. Treasury to meet its obligations; (ii) securities issued by the Federal National Mortgage Association, which are supported by the discretionary authority of the U.S. government to purchase the agency's obligations; and (iii) obligations of the Federal Farm Credit System and the Student Loan Marketing Association, each of whose obligations may be satisfied only by the individual credits of the issuing agency.

        FOREIGN GOVERNMENT OBLIGATIONS. The Fund, subject to applicable investment policies, may also invest in short-term obligations of foreign sovereign governments or of their agencies, instrumentalities, authorities or political subdivisions. These securities must be denominated in U.S. dollars. See "Foreign Investments."

        BANK OBLIGATIONS. The Fund may invest in negotiable certificates of deposit, time deposits and bankers' acceptances of (i) banks, savings and loan associations and savings banks which have more than $1 billion in total assets and are organized under the laws of the United States or any state, (ii) foreign branches of these banks or of foreign banks of equivalent size and (iii) U.S. branches of foreign banks of equivalent size. See "Foreign Investments." The Fund will not invest in obligations for which the Adviser, or any of its affiliated persons, is the ultimate obligor or accepting bank. The Fund may also invest in obligations of international banking institutions designated or supported by national governments to promote economic reconstruction, development or trade between nations (e.g., the European Investment Bank, the Inter-American Development Bank, of the World Bank).

        COMMERCIAL PAPER. The Fund may invest in commercial paper, including master demand obligations. Master demand obligations are obligations that provide for a periodic adjustment in the interest rate paid and permit daily changes in the amount borrowed. Master demand obligations are governed by agreements between the issuer and the Adviser acting as agent, for no additional fee. The monies loaned to the borrower come from accounts managed by the Adviser or its affiliates, pursuant to arrangements with such accounts. Interest and principal payments are credited to such accounts. The Adviser has the right to increase or decrease the amount provided to the borrower under an obligation. The borrower has the right to pay without penalty all or any part of the principal amount then outstanding on an obligation together with interest to the date of payment. Since these obligations typically provide that the interest rate is tied to the Federal Reserve commercial paper composite rate, the rate on master demand obligations is subject to change. Repayment of a master demand obligation to participating accounts depends on the ability of the borrower to pay the accrued interest and principal of the obligation on demand which is continuously monitored by the Adviser. Since master demand obligations typically are not rated by credit rating agencies, the Fund may invest in such unrated obligations only if at the time of an investment the obligation is determined by the Adviser to have a credit quality which satisfies the Fund's quality restrictions. See "Quality and Diversification Requirements." Although there is no secondary market for master demand obligations, such obligations are considered by the Fund to be liquid because they are payable upon demand. The Fund does not have any specific percentage limitation on investments in master demand obligations. It is possible that the issuer of a master demand obligation could be a client of an affiliate of the Adviser to whom such affiliate, in its capacity as a commercial bank, has made a loan.


        ASSET-BACKED SECURITIES. The Fund may invest in asset-backed securities, which directly or indirectly represent a participation interest in, or are secured by and payable from, a stream of payments generated by particular assets, such as motor vehicle or credit card receivables or other asset-backed securities collateralized by such assets. Payments of principal and interest may be guaranteed up to certain amounts and for a certain time period by a letter of credit issued by a financial institution unaffiliated with the entities issuing the securities. The asset-backed securities in which the Fund may invest are subject to the Fund's overall credit requirements. However, asset-backed securities, in general, are subject to certain risks. Most of these risks are related to limited interests in applicable collateral. For example, credit card debt receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts on credit card debt thereby reducing the balance due. Additionally, if the letter of credit is exhausted, holders of asset-backed securities may also experience delays in payments or losses if the full amounts due on underlying sales contracts are not realized. Because asset-backed securities are relatively new, the market experience in these securities is limited and the market's ability to sustain liquidity through all phases of the market cycle has not been tested.


        Collateralized securities are subject to certain additional risks, including a decline in the value of the collateral backing the security, failure of the collateral to generate the anticipated cash flow or in certain cases more rapid prepayment because of events affecting the collateral, such as accelerated prepayment of loans backing these securities or destruction of equipment subject to equipment trust certificates. In the event of any such prepayment, the Fund will be required to reinvest the proceeds of prepayments at interest rates prevailing at the time of reinvestment, which may be lower.

        STRUCTURED PRODUCTS. The Fund may invest in interests in entities organized and operated solely for the purpose of restructuring the investment characteristics of certain other investments. This type of restructuring involves the deposit with or purchase by an entity, such as a corporation or trust, of specified instruments (such as commercial bank loans) and the issuance by that entity of one or more classes of securities ("structured products") backed by, or representing interests in, the underlying instruments. The cash flow on the underlying instruments may be apportioned among the newly issued structured products to create securities with different investment characteristics such as varying maturities, payment priorities and interest rate provisions, and the extent of the payments made with respect to structured products is dependent on the extent of the cash flow on the underlying instruments. The Fund may invest in structured products which represent derived investment positions based on relationships among different markets or asset classes.

        The Fund may invest in a class of structured products that is either subordinated or unsubordinated to the right of payment of another class. Subordinated structured products typically have higher yields and present greater risks than unsubordinated structured products. Although the Fund's purchase of subordinated structured products would have similar economic effect to that of borrowing against the underlying securities, the purchase will not be deemed to be leveraged for purposes of the Fund's fundamental investment restrictions related to borrowing and leverage.

        Certain issuers of structured products may be deemed to be "investment companies" as defined in the 1940 Act. As a result, the Fund's investments in these structured products may be limited by the restrictions contained in the 1940 Act. Structured products are typically sold in private placement transactions, and there currently is no active trading market for structured products. As a result, certain structured products in which the Fund invests may be deemed illiquid and subject to their restrictions on illiquid investments.

        Investments in structured products generally are subject to greater volatility than an investment directly in the underlying market or security. In addition, because structured products are typically sold in private placement transactions, there may be no active trading market for structured products.

        REPURCHASE AGREEMENTS. The Fund may enter into repurchase agreements with brokers, dealers or banks that meet the Adviser's credit guidelines. In a repurchase agreement, a Fund buys a security from a seller that has agreed to repurchase the same security at a mutually agreed upon date and price. The resale price normally is in excess of the purchase price, reflecting an agreed upon interest rate. This interest rate is effective for the period of time a Fund is invested in the agreement and is not related to the coupon rate on the underlying security. A repurchase agreement may also be viewed as a collateralized loan of money by a Fund to the seller. Repurchase agreements maturing in more than seven days are treated as illiquid for purposes of the Fund's restrictions on purchases of illiquid securities. The Fund will always receive securities as collateral whose market value is, and during the entire term of the agreement remains, at least equal to 100% of the dollar amount invested by the Fund in each agreement plus accrued interest, and the Fund will make payment for such securities only upon physical delivery or upon evidence of book entry transfer to the account of the Custodian. The Fund may engage in repurchase agreement transactions that are collateralized fully as defined in Rule 5b-3 of the 1940 Act, which has the effect of enabling the Fund to look to the collateral, rather than the counterparty, for determining whether its assets are "diversified" for 1940 Act purposes. The Fund may also engage in repurchase agreement transactions that are collateralized by money market instruments or corporate debt securities that, at the time the transaction is entered into, are rated at least investment grade by the requisite nationally recognized statistical rating organizations. For these repurchase agreement transactions, the Fund would look to the counterparty, and not the collateral for determining such diversification. If the seller defaults, a Fund might incur a loss if the value of the collateral securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the collateral. In addition, if bankruptcy proceedings are commenced with respect to the seller of the security, realization upon disposal of the collateral by a Fund may be delayed or limited.


        OTHER DEBT SECURITIES. The Fund may make investments in other debt securities with remaining effective maturities of not more than thirteen months, including, without limitation, corporate and foreign bonds, asset-backed securities and other obligations described in the Prospectus or this SAI.

                               FOREIGN INVESTMENTS

        The Fund may invest in certain foreign securities. All investments must be U.S. dollar-denominated. Investment in securities of foreign issuers and in obligations of foreign branches of domestic banks involves somewhat different investment risks from those affecting securities of U.S. domestic issuers. There may be limited publicly available information with respect to foreign issuers, and foreign issuers are not generally subject to uniform accounting, auditing and financial standards and requirements comparable to those applicable to domestic companies. Dividends and interest paid by foreign issuers may be subject to withholding and other foreign taxes which may decrease the net return on foreign investments as compared to dividends and interest paid to a Fund by domestic companies.

        Investors should realize that the value of a Fund's investments in foreign securities may be adversely affected by changes in political or social conditions, diplomatic relations, confiscatory taxation, expropriation, nationalization, limitation on the removal of funds or assets, or imposition of (or change in) exchange control or tax regulations in those foreign countries. In addition, changes in government administrations or economic or monetary policies in the United States or abroad could result in appreciation or depreciation of portfolio securities and could favorably or unfavorably affect a Fund's operations. Furthermore, the economies of individual foreign nations may differ from the U.S. economy, whether favorably or unfavorably, in areas such as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position; it may also be more difficult to obtain and enforce a judgment against a foreign issuer. Any foreign investments made by a Fund must be made in compliance with U.S. and foreign currency restrictions and tax laws restricting the amounts and types of foreign investments.

                              MUNICIPAL OBLIGATIONS

        The Fund may invest in municipal obligations, including high-quality, short-term municipal obligations that carry yields that are competitive with those of other types of money market instruments in which they may invest. Dividends paid by the Fund that are derived from interest on municipal obligations will be taxable to shareholders for federal income tax purposes.

        Interest on certain municipal obligations (including certain industrial development bonds), while exempt from federal income tax, is a preference item for the purpose of the alternative minimum tax ("AMT"). Where a mutual fund receives such interest, a proportionate share of any exempt-interest dividend paid by the mutual fund may be treated as a preference item to shareholders. Federal tax legislation enacted over the past few years has limited the types and volume of bonds which are not AMT items and the interest on which is not subject to federal income tax. High-quality instruments may produce a lower yield than would be available from less highly rated instruments. The Board of Trustees has determined that municipal obligations which are backed by the credit of the U.S. Government will be considered to have a rating equivalent to Moody's Aaa.

        MUNICIPAL BONDS. The Fund may invest in municipal bonds issued by or on behalf of states, territories and possessions of the United States and the District of Columbia and by their political subdivisions and by duly constituted authorities and corporations. For example, states, territories, possessions and municipalities may issue municipal bonds to raise funds for various public purposes such as airports, housing, hospitals, mass transportation, schools, water and sewer works. They may also issue municipal bonds to refund outstanding obligations and to meet general operating expenses. Public authorities issue municipal bonds to obtain funding for privately operated facilities, such as housing and pollution control facilities, for industrial facilities of for water supply, gas, electricity or waste disposal facilities. The Fund may invest in municipal notes of various types, including notes issued in anticipation of receipt of taxes, the proceeds of the sale of bonds, other revenues or grant proceeds, as well as municipal commercial paper and municipal demand obligations such as variable rate demand notes and master demand obligations. These municipal bonds and notes will be taxable securities; income generated from these investments will be subject to federal, state and local taxes.

        Municipal bonds may be general obligation or revenue bonds. General obligation bonds are secured by the issuer's pledge of its full faith, credit and taxing power for the payment of principal and interest. Revenue bonds are payable from revenues derived from particular facilities, from the proceeds of a special excise tax or from other specific revenue sources. They are not generally payable from the general taxing power of a municipality.

        MUNICIPAL NOTES. Municipal notes are short-term obligations with a maturity at the time of issuance ranging from six months to five years. The principal types of municipal notes include tax anticipation notes, bond anticipation notes, revenue anticipation notes, grant anticipation notes and project notes. Notes sold in anticipation of collection of taxes, a bond sale, or receipt of other revenues are usually general obligations of the issuing municipality or agency.


        Municipal commercial paper typically consists of very short-term unsecured negotiable promissory notes that are sold to meet seasonal working capital or interim construction financing needs of a municipality or agency. While these obligations are intended to be paid from general revenues or refinanced with long-term debt, they frequently are backed by letters of credit, lending agreements, note repurchase agreements or other credit facility agreements offered by banks or institutions.

        Municipal demand obligations are subdivided into two types: variable rate demand notes and master demand obligations.


        Variable rate demand notes are tax exempt municipal obligations or participation interests that provide for a periodic adjustment in the interest rate paid on the notes. They permit the holder to demand payment of the notes, or to demand purchase of the notes at a purchase price equal to the unpaid principal balance, plus accrued interest either directly by the issuer or by drawing on a bank letter of credit or guaranty issued with respect to such note. The issuer of the municipal obligation may have a corresponding right to prepay at its discretion the outstanding principal of the note plus accrued interest upon notice comparable to that required for the holder to demand payment.

        Municipal demand obligations are tax exempt municipal obligations that provide for a periodic adjustment in the interest rate paid and permit daily changes in the amount borrowed. The interest on such obligations is, in the opinion of counsel for the borrower, excluded from gross income for federal income tax purposes.

        WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Fund may purchase securities on a when-issued or delayed delivery basis. For example, delivery of and payment for these securities can take place a month or more after the date of the purchase commitment. The purchase price and the interest rate payable, if any, on the securities are fixed on the purchase commitment date or at the time the settlement date is fixed. The value of such securities is subject to market fluctuation and for money market instruments and other fixed income securities no interest accrues to a Fund until settlement takes place. At the time a Fund makes the commitment to purchase securities on a when-issued or delayed delivery basis, it will record the transaction, reflect the value each day of such securities in determining its net asset value and, if applicable, calculate the maturity for the purposes of average maturity from that date. At the time of settlement a when-issued security may be valued at less than the purchase price. To facilitate such acquisitions, the Fund will maintain with JPMorgan Chase Bank, the Custodian (see "Custodian") a segregated account with liquid assets, consisting of cash, U.S. government securities or other appropriate securities, in an amount at least equal to such commitments. On delivery dates for such transactions, the Fund will meet its obligations from maturities or sales of the securities held in the segregated account and/or from cash flow. If a Fund chooses to dispose of the right to acquire a when-issued security prior to its acquisition, it could, as with the disposition of any other portfolio obligation, incur a gain or loss due to market fluctuation. Also, a Fund may be disadvantaged if the other party to the transaction defaults.

        INVESTMENT COMPANY SECURITIES. Securities of other investment companies may be acquired by the Fund to the extent permitted under the 1940 Act or any order pursuant thereto. These limits currently require that, as determined immediately after a purchase is made, (i) not more than 5% of the value of a Fund's total assets will be invested in the securities of any one investment company, (ii) not more than 10% of the value of its total assets will be invested in the aggregate in securities of investment companies as a group, and
(iii) not more than 3% of the outstanding voting stock of any one investment company will be owned by a Fund. As a shareholder of another investment company, a Fund would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the advisory and other expenses that a Fund bears directly in connection with its own operations.

        REVERSE REPURCHASE AGREEMENTS. The Fund may enter into reverse repurchase agreements. In a reverse repurchase agreement, a Fund sells a security and agrees to repurchase the same security at a mutually agreed upon date and price reflecting the interest rate effective for the term of the agreement. For purposes of the 1940 Act a reverse repurchase agreement is also considered as the borrowing of money by the Fund and, therefore, a form of leverage. Leverage may cause any gains or losses for a Fund to be magnified. The Fund will invest the proceeds of borrowings under reverse repurchase agreements. In addition, except for liquidity purposes, a Fund will enter into a reverse repurchase agreement only when the expected return from the investment of the proceeds is greater than the expense of the transaction. A Fund will not invest the proceeds of a reverse repurchase agreement for a period which exceeds the duration of the reverse repurchase agreement. A Fund would be required to pay interest on amounts obtained through reverse repurchase agreements, which are considered borrowings under federal securities laws. The repurchase price is generally equal to the original sales prices plus interest. Reverse repurchase agreements are usually for seven days or less and cannot be repaid prior to their expiration dates. The Fund will establish and maintain with the custodian a separate account with a segregated portfolio of securities in an amount at least equal to its purchase obligations under its reverse repurchase agreements. Reverse repurchase agreements involve the risk that the market value of the portfolio securities transferred may decline below the price at which the Fund is obliged to purchase the securities. All forms of borrowing (including reverse repurchase agreements and securities lending) are limited in the aggregate and may not exceed 33% of the Fund's total assets.

        FORWARD COMMITMENTS. The Fund may purchase securities for delivery at a future date, which may increase its overall investment exposure and involves a risk of loss if the value of the securities declines prior to the settlement date. In order to invest a Fund's assets immediately, while awaiting delivery of securities purchased on a forward commitment basis, short-term obligations that offer same-day settlement and earnings will normally be purchased. When a commitment to purchase a security on a forward commitment basis is made, procedures are established consistent with the General Statement of Policy of the Securities and Exchange Commission ("SEC") concerning such purchases. Since that policy currently recommends that an amount of the respective Fund's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, a separate account of such Fund consisting of cash, cash equivalents or high quality debt securities equal to the amount of such Fund's commitments will be established at such Fund's custodian bank. For the purpose of determining the adequacy of the securities in the account, the deposited securities will be valued at market value. If the market value of such securities declines, additional cash, cash equivalents or highly liquid securities will be placed in the account daily so that the value of the account will equal the amount of such commitments by the Fund.

        Although it is not intended that such purchases would be made for speculative purposes, purchases of securities on a forward commitment basis may involve more risk than other types of purchases. Securities purchased on a forward commitment basis and the securities held in the Fund's portfolio are subject to changes in value based upon the public's perception of the creditworthiness of the issuer and changes, real or anticipated, in the level of interest rates. Purchasing securities on a forward commitment basis can involve the risk that the yields available in the market when the delivery takes place may actually be higher or lower than those obtained in the transaction itself. On the settlement date of the forward commitment transaction, the Fund will meet its obligations from then available cash flow, sale of securities held in the separate account, sale of other securities or, although it would not normally expect to do so, from sale of the forward commitment securities themselves (which may have a value greater or lesser than such Fund's payment obligations). Forward commitments involve some risk to a Fund if the other party should default on its obligation and the Fund is delayed or prevented from recovering the collateral in completing the transaction.

        To the extent a Fund engages in forward commitment transactions, it will do so for the purpose of acquiring securities consistent with its investment objective and policies and not for the purpose of investment leverage, and settlement of such transactions will be within 90 days from the trade date.

        STAND-BY COMMITMENTS. When a Fund purchases securities it may also enter into put transactions, including those referred to as stand-by commitments, with respect to such securities. Under a stand-by commitment, a bank, broker-dealer or other financial institution agrees to purchase at a Fund's option a specified security at a specified price within a specified period prior to its maturity date and entitles a Fund to same day settlement and to receive an exercise price equal to the amortized cost of the underlying security plus accrued interest, if any, at the time of exercise. A put transaction will increase the cost of the underlying security and consequently reduce the available yield.

        The amount payable to a Money Market Fund upon its exercise of a stand-by commitment with respect to a municipal obligation normally would be (i) the acquisition cost of the municipal obligation (excluding any accrued interest paid by the Fund on the acquisition), less any amortized market premium or plus any amortized market or original issue discount during the period the Fund owned the security, plus (ii) all interest accrued on the security since the last interest payment date during the period the security was owned by the Fund. Absent unusual circumstances relating to a change in market value, a Money Market Fund would value the underlying municipal obligation at amortized cost. Accordingly, the amount payable by a bank or dealer during the time a stand-by commitment is exercisable would be substantially the same as the market value of the underlying municipal obligation. The Money Market Funds value stand-by commitments at zero for purposes of computing their net asset value per share.

        The stand-by commitments that may be entered into by the Fund are subject to certain risks, which include the ability of the issuer of the commitment to pay for the securities at the time the commitment is exercised, the fact that the commitment is not marketable by a Fund, and the fact that the maturity of the underlying security will generally be different from that of the commitment. Not more than 10% of the total assets of a Money Market Fund will be invested in municipal obligations that are subject to stand-by commitments from the same bank or broker-dealer.

        FLOATING AND VARIABLE RATE SECURITIES AND PARTICIPATION CERTIFICATES. The Fund may invest in floating and variable rate securities. Floating and variable rate demand instruments permit the holder to demand payment upon a specified number of days' notice of the unpaid principal balance plus accrued interest either from the issuer or by drawing on a bank letter of credit, a guarantee or insurance issued with respect to such instrument. The floating or variable rate demand instruments in which the Fund may invest are payable on demand on not more than seven calendar days' notice.

        The terms of these types of securities provide that interest rates are adjustable at intervals ranging from daily to up to six months and the adjustments are based upon the prime rate of a bank or other short-term rates, such as Treasury Bills or London Interbank Offered Rate ("LIBOR"), as provided in the respective instruments. The Fund will decide which floating or variable rate securities to purchase in accordance with procedures prescribed by the Board of Trustees of the Trust in order to minimize credit risks.

        The Board of Trustees may determine that an unrated floating or variable rate security meets the Fund's high quality criteria if it is backed by a letter of credit or guarantee or is insured by an insurer that meets such quality criteria, or on the basis of a credit evaluation of the underlying obligor. If the credit of the obligor is of "high quality," no credit support from a bank or other financial institution will be necessary. The Board of Trustees will re-evaluate each unrated floating or variable rate security on a quarterly basis to determine that it continues to meet a Fund's high quality criteria. If an instrument is ever deemed to fall below a Fund's high quality standards, either it will be sold in the market or the demand feature will be exercised.

        The securities in which the Fund may invest include participation certificates issued by a bank, insurance company or other financial institution in securities owned by such institutions or affiliated organizations ("Participation Certificates"), and certificates of indebtedness or safekeeping. Participation Certificates are pro rata interests in securities held by others; certificates of indebtedness or safekeeping are documentary receipts for such original securities held in custody by others. A Participation Certificate gives a Fund an undivided interest in the security in the proportion that the Fund's participation interest bears to the total principal amount of the security and generally provides the demand feature described below. Each Participation Certificate is backed by an irrevocable letter of credit or guaranty of a bank (which may be the bank issuing the Participation Certificate, a bank issuing a confirming letter of credit to the issuing bank, or a bank serving as agent of the issuing bank with respect to the possible repurchase of the Participation Certificate) or insurance policy of an insurance company that the Board of Trustees of the Trust has determined meets the prescribed quality standards for a particular Fund.

        A Fund may have the right to sell the Participation Certificate back to the institution and draw on the letter of credit or insurance on demand after the prescribed notice period, for all or any part of the full principal amount of the Fund's participation interest in the security, plus accrued interest. The institutions issuing the Participation Certificates would retain a service and letter of credit fee and a fee for providing the demand feature, in an amount equal to the excess of the interest paid on the instruments over the negotiated yield at which the Participation Certificates were purchased by a Fund. The total fees would generally range from 5% to 15% of the applicable prime rate or other short-term rate index. With respect to insurance, a Fund will attempt to have the issuer of the Participation Certificate bear the cost of any such insurance, although a Fund may retain the option to purchase insurance if deemed appropriate. Obligations that have a demand feature permitting a Fund to tender the obligation to a foreign bank may involve certain risks associated with foreign investment. A Fund's ability to receive payment in such circumstances under the demand feature from such foreign banks may involve certain risks such as future political and economic developments, the possible establishments of laws or restrictions that might adversely affect the payment of the bank's obligations under the demand feature and the difficulty of obtaining or enforcing a judgment against the bank.

        The Adviser has been instructed by the Board of Trustees to monitor on an ongoing basis the pricing, quality and liquidity of the floating and variable rate securities held by the Fund, including Participation Certificates, on the basis of published financial information and reports of the rating agencies and other bank analytical services to which the Fund may subscribe. Although these instruments may be sold by a Fund, it is intended that they be held until maturity. The Internal Revenue Service has not ruled on whether interest on participations in floating or variable rate municipal obligations is tax-exempt. Participation Certificates will not be purchased by the Fund if, in the opinion of counsel to the issuer, interest income on such instruments will be tax-exempt when distributed as dividends to shareholders of such Fund.

        Past periods of high inflation, together with the fiscal measures adopted to attempt to deal with inflation, have seen wide fluctuations in interest rates, particularly "prime rates" charged by banks. While the value of the underlying floating or variable rate securities may change with changes in interest rates generally, the floating or variable rate nature of the underlying floating or variable rate securities should minimize changes in value of the instruments. Accordingly, as interest rates decrease or increase, the potential for capital appreciation and the risk of potential capital depreciation is less than would be the case with a portfolio of fixed rate securities. A Fund's portfolio may contain floating or variable rate securities on which stated minimum or maximum rates, or maximum rates set by state law, limit the degree to which interest on such floating or variable rate securities may fluctuate; to the extent this does occur, increases or decreases in value may be somewhat greater than would be the case without such limits. Because the adjustment of interest rates on the floating or variable rate securities is made in relation to movements of the applicable banks' "prime rates" or other short-term rate adjustment indices, the floating or variable rate securities are not comparable to long-term fixed rate securities. Accordingly, interest rates on the floating or variable rate securities may be higher or lower than current market rates for fixed rate obligations of comparable quality with similar maturities.

        The maturity of variable rate securities is deemed to be the longer of
(i) the notice period required before a Fund is entitled to receive payment of the principal amount of the security upon demand or (ii) the period remaining until the security's next interest rate adjustment. The maturity of a variable rate demand instrument will be determined in the same manner for purposes of computing the Fund's dollar weighted average portfolio maturity.

        TENDER OPTION FLOATING OR VARIABLE RATE CERTIFICATES. The Fund may invest in tender option bonds. A tender option bond is a synthetic floating or variable rate security issued when long-term bonds are purchased in the secondary market and are then deposited into a trust. Custodial receipts are then issued to investors, such as the Fund, evidencing ownership interests in the trust. The trust sets a floating or variable rate on a daily or weekly basis which is established through a remarketing agent. These types of instruments, to be money market eligible under Rule 2a-7, must have a liquidity facility in place which provides additional comfort to the investors in case the remarketing fails. The sponsor of the trust keeps the difference between the rate on the long-term bond and the rate on the short term floating or variable rate security.

        ZERO COUPON AND STRIPPED OBLIGATIONS. The Fund may invest up to 20% of its total assets in stripped obligations. The principal and interest components of U.S. Treasury bonds with remaining maturities of longer than ten years are eligible to be traded independently under the Separate Trading of Registered Interest and Principal of Securities ("STRIPS") program. Under the STRIPS program, the principal and interest components are separately issued by the U.S. Treasury at the request of depository financial institutions, which then trade the component parts separately. The interest component of STRIPS may be more volatile than that of U.S. Treasury bills with comparable maturities. The Fund may also invest in zero coupon obligations. Zero coupon obligations are sold at a substantial discount from their value at maturity and, when held to maturity, their entire return, which consists of the amortization of discount, comes from the difference between their purchase price and maturity value. Because interest on a zero coupon obligation is not distributed on a current basis, the obligation tends to be subject to greater price fluctuations in response to changes in interest rates than are ordinary interest-paying securities with similar maturities. As with STRIPS, the risk is greater when the period to maturity is longer. The value of zero coupon obligations appreciates more than such ordinary interest-paying securities during periods of declining interest rates and depreciates more than such ordinary interest-paying securities during periods of rising interest rates. Under the rules of the Internal Revenue Code of 1986, as amended (the "Code"), investments in zero coupon obligations will result in the accrual of interest income on such investments in advance of the receipt of the cash corresponding to such income.

        Zero coupon securities may be created when a dealer deposits a U.S. Treasury or federal agency security with a custodian and then sells the coupon payments and principal payment that will be generated by this security separately. Proprietary receipts, such as Certificates of Accrual on Treasury Securities ("CATS"), Treasury Investment Growth Receipts ("TIGRS") and generic Treasury Receipts, are examples of stripped U.S. Treasury securities separated into their component parts through such custodial arrangements.

        CUSTODIAL RECEIPTS. The Fund may acquire securities in the form of custodial receipts that evidence ownership of future interest payments, principal payments or both on certain U.S. Treasury notes or bonds in connection with programs sponsored by banks and brokerage firms. These are not deemed U.S. government securities. These notes and bonds are held in custody by a bank on behalf of the owners of the receipts.

        FUNDING AGREEMENTS. The Fund may invest in short-term funding agreements. A funding agreement is a contract between an issuer and a purchaser that obligates the issuer to pay a guaranteed rate of interest on a principal sum deposited by a purchaser. Funding agreements generally will also guarantee the return of principal and may guarantee a stream of payments over time. A funding agreement has a fixed maturity date and may have either a fixed or variable interest rate that is based on an index and guaranteed for a set time period. Because there generally is no active secondary market for these investments, a funding agreement may be deemed to by illiquid.

        ILLIQUID INVESTMENTS, PRIVATELY PLACED AND CERTAIN UNREGISTERED SECURITIES. The Fund may invest in privately placed, restricted, Rule 144A or other unregistered securities. The Fund may not acquire any illiquid holdings if, as a result thereof, more than 10% of the Fund's net assets would be illiquid investments. An illiquid investment is any investment that cannot be disposed of within seven days in the normal course of business at approximately the amount at which it is valued by the Fund. The price the Fund pays for illiquid securities or receive upon resale may be lower than the price paid or received for similar securities with a more liquid market. Accordingly the valuation of these securities will reflect any limitations on their liquidity.

        The Fund may also purchase Rule 144A securities sold to institutional investors without registration under the Securities Act of 1933, amended (the "1933 Act"). These securities may be determined to be liquid in accordance with guidelines established by the Adviser and approved by the Board of Trustees. The Board of Trustees will monitor the Adviser's implementation of these guidelines on a periodic basis.

        As to illiquid investments, a Fund is subject to a risk that should the Fund decide to sell them when a ready buyer is not available at a price the Fund deems representative of their value, the value of the Fund's net assets could be adversely affected. Where an illiquid security must be registered under the 1933 Act, before it may be sold, a Fund may be obligated to pay all or part of the registration expenses, and a considerable period may elapse between the time of the decision to sell and the time the Fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, a Fund might obtain a less favorable price than prevailed when it decided to sell.

                    QUALITY AND DIVERSIFICATION REQUIREMENTS

        The Fund intends to meet the diversification requirements of the 1940 Act. Current 1940 Act diversification requirements require that with respect to 75% of the assets of each Fund: (1) the Fund may not invest more than 5% of its total assets in the securities of any one issuer, except obligations of the U.S. government, its agencies and instrumentalities, and (2) the Fund may not own more than 10% of the outstanding voting securities of any one issuer. As for the other 25% of the Fund's assets not subject to the limitation described above, there is no limitation on investment of these assets under the 1940 Act, so that all of such assets may be invested in securities of any one issuer. Investments not subject to the limitations described above could involve an increased risk to a Fund should an issuer, or a state or its related entities, be unable to make interest or principal payments or should the market value of such securities decline.


        The Fund will also comply with the diversification requirements imposed by the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. See "Distributions and Tax Matters." To meet these requirements, a Fund must diversify its holdings so that, with respect to 50% of the Fund's assets, no more than 5% of its assets are invested in the securities of any one issuer other than the U.S. government at the close of each quarter of the Fund's taxable year. The Fund may, with respect to the remaining 50% of its assets, invest up to 25% of its assets in the securities of any one issuer (except this limitation does not apply to U.S. government securities).


        At the time the Fund invests in any taxable commercial paper, master demand obligation, bank obligation or repurchase agreement, the issuer must have outstanding debt rated A or higher by Moody's or S&P, the issuer's parent corporation, if any, must have outstanding commercial paper rated Prime-1 by Moody's or A-1 by S&P, or if no such ratings are available, the investment must be of comparable quality in the Adviser's opinion.

                             INVESTMENT RESTRICTIONS


        The investment restrictions below have been adopted by the Trust with respect to the Fund. Except where otherwise noted, these investment restrictions are "fundamental" policies which, under the 1940 Act, may not be changed without the vote of a majority of the outstanding voting securities of a Fund. A "majority of the outstanding voting securities" is defined in the 1940 Act as the lesser of (a) 67% or more of the voting securities present at a meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (b) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions below apply at the time of the purchase of securities.

                       FUNDAMENTAL INVESTMENT RESTRICTIONS

The Fund:

        (1) May not borrow money, except that the Fund may borrow money for temporary or emergency purposes, or by engaging in reverse repurchase transactions, in an amount not exceeding 33% of the value of its total assets at the time when the loan is made and may pledge, mortgage or hypothecate no more than 1/3 of its net assets to secure such borrowings. Any borrowings representing more than 5% of the Fund's total assets must be repaid before the Fund may make additional investments;

        (2) May make loans to other persons, in accordance with the Fund's investment objective and policies and to the extent permitted by applicable law;

        (3) May not purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities, or repurchase agreements secured thereby) if, as a result, more than 25% of the Fund's total assets would be invested in the securities of companies whose principal business activities are in the same industry. Notwithstanding the foregoing, the Fund may invest more than 25% of its total assets in obligations issued by banks, including U.S. banks;

        (4) May not purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments, but this shall not prevent the Fund from (i) purchasing or selling options and futures contracts or from investing in securities or other instruments backed by physical commodities or (ii) engaging in forward purchases or sales of foreign currencies or securities;

        (5) May not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Fund from investing in securities or other instruments backed by real estate or securities of companies engaged in the real estate business). Investments by the Fund in securities backed by mortgages on real estate or in marketable securities of companies engaged in such activities are not hereby precluded;

        (6) May not issue any senior security (as defined in the 1940 Act), except that (a) the Fund may engage in transactions that may result in the issuance of senior securities to the extent permitted under applicable regulations and interpretations of the 1940 Act or an exemptive order; (b) the Fund may acquire other securities, the acquisition of which may result in the issuance of a senior security, to the extent permitted under applicable regulations or interpretations of the 1940 Act; and (c) subject to the restrictions set forth above, the Fund may borrow money as authorized by the 1940 Act. For purposes of this restriction, collateral arrangements with respect to the Fund's permissible options and futures transactions, including deposits of initial and variation margin, are not considered to be the issuance of a senior security; or

        (7) May not underwrite securities issued by other persons except insofar as the Fund may technically be deemed to be an underwriter under the 1933 Act in selling a portfolio security.

        In addition, as a matter of fundamental policy, notwithstanding any other investment policy or restriction, the Fund may seek to achieve its investment objective by investing all of its investable assets in another investment company having substantially the same investment objective and policies as the Fund. For purposes of investment restriction (2) above, loan participators are considered to be debt instruments. For purposes of investment restriction (5) above, real estate includes real estate limited partnerships. For purposes of investment restriction (3) above, industrial development bonds, where the payment of principal and interest is the ultimate responsibility of companies within the same industry, are grouped together as an "industry." Investment restriction (3) above, however, is not applicable to investments by a Fund in municipal obligations where the issuer is regarded as a state, city, municipality or other public authority since such entities are not members of any "industry." Supranational organizations are collectively considered to be members of a single "industry" for purposes of restriction (3) above.

                     NON-FUNDAMENTAL INVESTMENT RESTRICTIONS

        In addition, the Fund is subject to the following non-fundamental investment restrictions which may be changed without shareholder approval:

        (1) The Fund may not, with respect to 75% of its assets, hold more than 10% of the outstanding voting securities of any issuer or invest more than 5% of its assets in the securities of any one issuer (other than obligations of the U.S. government, its agencies and instrumentalities).

        (2) The Fund may not make short sales of securities, other than short sales "against the box," or purchase securities on margin except for short-term credits necessary for clearance of portfolio transactions, provided that this restriction will not be applied to limit the use of options, futures contracts and related options, in the manner otherwise permitted by the investment restrictions, policies and investment program of the Fund. The Fund has no current intention of making short sales against the box.

        (3) The Fund may not purchase or sell interests in oil, gas or mineral leases.

        (4) The Fund may not invest more than 10% of its net assets in illiquid securities.

        (5) The Fund may not write, purchase or sell any put or call option or any combination thereof, provided that this shall not prevent (i) the writing, purchasing or selling of puts, calls or combinations thereof with respect to portfolio securities or (ii) with respect to a Fund's permissible futures and options transactions, the writing, purchasing, ownership, holding or selling of futures and options positions or of puts, calls or combinations thereof with respect to futures.

        (6) The Fund may invest up to 5% of its total assets in the securities of any one investment company, but may not own more than 3% of the securities of any one investment company or invest more than 10% of its total assets in the securities of other investment companies.

        For purposes of investment restriction (4) above, illiquid securities includes securities restricted as to resale unless they are determined to be readily marketable in accordance with procedures established by the Board of Trustees.

        The investment objective of the Fund is non-fundamental.

        For purposes of the Fund's investment restrictions, the issuer of a tax-exempt security is deemed to be the entity (public or private) ultimately responsible for the payment of the principal of and interest on the security.

        If a percentage or rating restriction on investment or use of assets set forth herein or in a Prospectus is adhered to at the time of investment, later changes in percentage or ratings resulting from any cause other than actions by a Fund will not be considered a violation. If the value of a Fund's holdings of illiquid securities at any time exceeds the percentage limitation applicable at the time of acquisition due to subsequent fluctuations in value or other reasons, the Board of Trustees will consider what actions, if any, are appropriate to maintain adequate liquidity.

                                    TRUSTEES


        The names of the Board of Trustees of the Trust, together with information regarding their year of birth, the date each Trustee first became a board member of the Trust, principal occupations and other board memberships, including those in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") or subject to the requirements of
Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the 1940 Act, are shown below. The contact address for each of the Trustees is 522 Fifth Avenue, New York, NY 10036.

                                    Trustees



                                                                       NUMBER OF
                                                                   PORTFOLIOS/FUNDS
                                                                      IN JPMORGAN             OTHER
      NAME (YEAR OF                      PRINCIPAL                       FUNDS            DIRECTORSHIPS
    BIRTH); POSITIONS                  OCCUPATION(S)                  COMPLEX(1)           HELD OUTSIDE
     WITH THE TRUST                       DURING                      OVERSEEN BY            JPMORGAN
         (SINCE)                       PAST 5 YEARS                     TRUSTEE           FUNDS COMPLEX
-------------------------    ----------------------------------    ----------------    -------------------
NON-INTERESTED TRUSTEES

Cheryl Ballenger (1956);     Mathematics Teacher, Vernon Hills             13          None
Chairperson (since 2004)     High School (August 2004 -
and Trustee (since 2004)     Present); Mathematics Teacher,
                             Round Lake High School (2003-2004)
                             and formerly Executive Vice
                             President and Chief Financial
                             Officer, Galileo International
                             Inc. (travel technology)

Jerry B. Lewis (1939);       Retired; formerly President, Lewis            13          None
Trustee (since 2004)         Investments Inc. (registered
                             investment adviser); previously,
                             various managerial and executive
                             positions at Ford Motor Company
                             (Treasurer's Office, Controller's
                             Office, Auditing and Corporate
                             Strategy)

John R. Rettberg (1937);     Retired; formerly Corporate Vice              13          None
Trustee (since 2004)         President and Treasurer, Northrop
                             Grumman Corporation (defense
                             contractor)

Ken Whipple (1934);          Chairman (1999 - Present) and CEO             13          Director of AB
Trustee (since 2004)         (1999 - 2004), CMS Energy                                 Volvo and Korn
                                                                                       Ferry International
                                                                                       (executive
                                                                                       recruitment)

INTERESTED TRUSTEES

John F. Ruffle(2) (1937);    Retired; formerly Vice Chairman,              13          Trustee of John
Trustee (since 2004)         J.P. Morgan Chase & Co. Inc. and                          Hopkins University,
                             Morgan Guaranty Trust Co. of NY                           Director of Reckson
                                                                                       Associates Realty
                                                                                       Corp. and American
                                                                                       Shared Hospital
                                                                                       Services



(1) A Fund Complex means two or more registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The JPMorgan Funds Complex for which the Trustees serve includes 4 investment companies.
(2) The Board has designated Mr. Ruffle an "interested person" at his request because, until his retirement in 1993, he was an executive officer of the parent company of the Trust's investment adviser.

        Each Trustee serves for an indefinite term, subject to the Trust's current retirement policy, which is age 70, except Messrs. Rettberg, Ruffle and Whipple, for whom it is age 73. The Trustees decide upon general policies and are responsible for overseeing the Trust's business affairs.

                               STANDING COMMITTEES

        The Board of Trustees presently has an Audit Committee.

        Each Trustee who is not an "interested person" of the Trust serves as a member of the Audit Committee. The function of the Audit Committee is to recommend independent auditors and monitor accounting and financial matters. The Audit Committee pre-approves any services to be provided by the independent auditors to the Trust. In addition, the Audit Committee considers and approves any non-audit services, and the fees to be charged for such non-audit services, to be provided by the independent auditors to any entity controlling, controlled by or under common control with JPMIM that provides ongoing services to the Trust. Pre-approval considerations include whether the proposed services are compatible with maintaining the auditor's independence. The Audit Committee met three times during the year ended December 31, 2004.

        The following table shows the dollar range of each Trustee's beneficial ownership as of December 31, 2004 in the Fund and each Trustee's aggregate ownership in any Portfolio that the Trustee oversees in the JPMorgan Funds Complex (1).

                                                                       AGGREGATE DOLLAR RANGE OF
                                                                        EQUITY SECURITIES IN ALL
                                                                         REGISTERED INVESTMENT
                                                                         COMPANIES OVERSEEN BY
                                      DOLLAR RANGE OF EQUITY            THE TRUSTEE IN JPMORGAN
      NAME OF TRUSTEE                 SECURITIES IN THE FUND                 FUNDS COMPLEX
------------------------------------------------------------------------------------------------
Cheryl Ballenger                               none                              none
Jerry B. Lewis                                 none                              none
John R. Rettberg                               none                              none
John R. Ruffle                                 none                              Over $100,000**
Kenneth Whipple, Jr.                           none                              none


(1) A Fund Complex means two or more registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The JPMorgan Funds Complex for which the Trustees serve includes 4 investment companies.


**   Securities valued as of December 31, 2004.

        The Trust currently pays each Trustee an annual fee of $3,750 for serving as Trustee of the Trust and reimburses the Trustees for their related expenses. The aggregate amount of compensation paid to each Trustee by the Trust and the JPMorgan Fund Complex for the fiscal year ended December 31, 2004 was as follows:


                               Compensation Table


                              AGGREGATE TRUSTEES
                               COMPENSATION PAID
                              DURING 2004 BY THE       COMPENSATION      TOTAL COMPENSATION PAID
     NAME OF TRUSTEE                 FUND               FROM TRUST*       FROM "FUND COMPLEX"(1)
John R. Rettberg                    $   2,343.75        $  2,343.75                    $  27,348
John R. Ruffle                      $   2,343.75        $  2,343.75                    $  27,348
Kenneth Whipple, Jr.                $   2,343.75        $  2,343.75                    $  27,348
Cheryl Ballenger                    $   2,343.75        $  2,343.75                    $  27,348
Jerry B. Lewis                      $   1,182.07        $  1,182.07                    $   1,182


* Each independent trustee receives $3,750 per full fiscal year. The Trust has not completed a full fiscal year since its organization.

(1) A Fund Complex means two or more registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or have a common investment adviser or have an investment adviser that is an affiliated person of the investment adviser of any of the other investment companies. The JPMorgan Funds Complex for which the Trustees serve includes 4 investment companies.


     No non-interested Trustee (or an immediate family member thereof) had any direct or indirect interest, the value of which exceeds $60,000, in the Adviser, or any entity controlling, controlled by or under common control with the Adviser during the two most recently completed calendar years.

     No non-interested Trustee, or an immediate family member thereof, during the two most recently completed calendar years had: (i) any material interest, direct or indirect, in any transaction or series of similar transactions, in which the amount involved exceeds $60,000; or (ii) any direct or indirect relationship of any nature, in which the amount involved exceeds $60,000, with:

   -   the Trust;
   -   an officer of the Trust;
   - an investment company, or person that would be an investment company but for the exclusions provided by Sections 3(c)(1) and 3(c)(7) of the 1940 Act, having the same investment adviser as the Trust or having an investment adviser that directly or indirectly controls, is controlled by, or is under common control with the Adviser;
   - an officer of an investment company, or a person that would be an investment company but for the exclusions provided by Sections 3(c)(1) and 3(c)(7) of the 1940 Act, having the same investment adviser as the Trust or having an investment adviser that directly or indirectly controls, is controlled by, or is under common control with the Adviser;
   -   the Adviser;
   -   an officer of the Adviser;
   - a person directly or indirectly controlling, controlled by, or under common control with the Adviser; or
   - an officer of a person directly or indirectly controlling, controlled by, or under common control with the Adviser.

                                    OFFICERS


        The Fund's executive officers (listed below) are generally employees of the Adviser or one of its affiliates. The officers conduct and supervise the business operations of the Fund. The officers hold office until a successor has been elected and duly qualified. The Fund has no employees.

        The names of the officers of the Fund, together with their year of birth, information regarding their positions held with the Fund and principal occupations are shown below. The contact address for each of the officers, unless otherwise noted, is 522 Fifth Avenue, New York, NY 10036.



      NAME (YEAR OF BIRTH),
       POSITIONS HELD WITH                           PRINCIPAL OCCUPATIONS
        THE TRUST (SINCE)                             DURING PAST 5 YEARS
      ---------------------                          ---------------------
George C.W. Gatch (1962),            Managing Director, JPMIM, CEO and President of the
President (2004)                     J.P. Morgan and One Group Funds. An employee since
                                     1986, Mr. Gatch leads the firm's U.S. mutual fund and
                                     financial intermediary business. He was previously
                                     president and CEO of DKB Morgan, a Japanese mutual
                                     fund company, which was a joint venture between J.P.
                                     Morgan and Dai-Ichi Kangyo Bank. Prior to working in
                                     Japan, Mr. Gatch established JPMIM's sub-advisory and
                                     institutional mutual funds business. He has also held
                                     numerous positions throughout the firm in business
                                     management, marketing, and sales.

Robert L. Young (1963),              Chief Operating Officer, JPMorgan Funds (August 2004
Senior Vice President (2004)         to present) and One Group Mutual Funds from November
                                     2001 until present. From October 1999 to present,
                                     Vice President and Treasurer, One Group
                                     Administrative Services, Inc. (now known as JPMorgan
                                     Funds Management, Inc.), and Vice President and
                                     Treasurer, One Group Dealer Services, Inc. (now
                                     known as JPMorgan Distribution Services, Inc.)

Avram Stein (1950),                  Senior Vice President and Division Executive,
Senior Vice President (2004)         JPMorgan Chase Bank Global Securities Lending.

Patricia A. Maleski (1960),          Vice President, JPMIM; previously, Treasurer,
Vice President and Chief             JPMorgan Funds and Head of Funds Administration and
Administrative Officer  (2004)       Board Liaison. Prior to joining J.P. Morgan Chase &
                                     Co. in 2001, Ms. Maleski was the Vice President of
                                     Finance for the Pierpont Group, Inc., a service
                                     provider to the Board of Directors/Trustees of the
                                     JPMorgan Funds.

Stephen M. Benham (1959),            Vice President and Assistant General Counsel, JPMIM
Secretary (2004)                     since 2004; Vice President (Legal Advisory) of
                                     Merrill Lynch Investment Managers, L.P. from 2000 to
                                     2004; attorney associated with Kirkpatrick & Lockhart
                                     LLP from 1997 to 2000.

      NAME (YEAR OF BIRTH),
       POSITIONS HELD WITH                           PRINCIPAL OCCUPATIONS
        THE TRUST (SINCE)                             DURING PAST 5 YEARS
      ---------------------                          ---------------------
Stephanie J. Dorsey (1969),          Director of Mutual Fund Administration, One Group
Treasurer (2004)                     Administrative Services, Inc. (now known as JPMorgan
                                     Funds Management, Inc.), since 2004; Ms. Dorsey
                                     worked for Bank One Corporation (now known as
                                     JPMorgan Chase & Co.) from 2003 to 2004; prior to
                                     joining Bank One Corporation, she was a Senior
                                     Manager specializing in Financial Services audits at
                                     PricewaterhouseCoopers LLP from 1992 through 2002.

Gregory L. Pickard (1965),           Vice President and Associate General Counsel, J.P.
Assistant Secretary (2004)           Morgan Investor Services Co.; Associate Counsel and
                                     Assistant Vice President at Putnam Investments,
                                     2000-2001; Associate Attorney at Kirkpatrick &
                                     Lockhart LLP, 1998-2000.

Elizabeth A. Davin (1964),           From 2004 to present, Senior Counsel, JPMorgan
Assistant Secretary (2004)           Chase & Co.; Assistant General Counsel and Associate
                                     General Counsel and Vice President, Gartmore Global
                                     Investments, Inc. from 1999 to 2004.

Jessica K. Ditullio (1962),          Various attorney positions for Bank One Corporation
Assistant Secretary (2004)           (now known as JPMorgan Chase & Co.) since 1990.

Nancy E. Fields (1949),              From October 1999 to present, Director, Mutual Fund
Assistant Secretary (2004)           Administration, One Group Administrative Services,
                                     Inc. (now known as JPMorgan Funds Management, Inc.)
                                     and Senior Project Manager, Mutual Funds, One Group
                                     Dealer Services, Inc. (now known as JPMorgan
                                     Distribution Services, Inc.) From July 1999 to
                                     October 1999, Project Manager, One Group, Banc One
                                     Investment Advisors Corporation (now known as
                                     JPMorgan Investment Advisors, Inc.).

Avery P. Maher (1945),               Vice President and Assistant General Counsel, JPMIM
Assistant Secretary (2004)           since 2004; Second Vice President and Assistant
                                     Secretary of John Hancock Advisers, LLC from 1992
                                     to 2004.

Suzanne E. Cioffi (1967),            Vice President, JPMIM, responsible for mutual fund
Assistant Treasurer (2005)           financial reporting. During the past five years, Ms.
                                     Coffi has overseen various fund accounting, custody
                                     and administration conversion projects for JPMIM.

Eugene Picone (1962),                Senior Vice President and Global Product Manager,
Assistant Treasurer (2005)           JPMorgan Securities Lending and Investment Products.

Mark D. Fischer (1970),              Senior Manager in Fund Administration at J.P. Morgan
Assistant Treasurer (2005)           Investor Services Co.

      NAME (YEAR OF BIRTH),
       POSITIONS HELD WITH                           PRINCIPAL OCCUPATIONS
        THE TRUST (SINCE)                             DURING PAST 5 YEARS
      ---------------------                          ---------------------
Christopher D. Walsh (1965),         Vice President, JPMIM; Mr. Walsh manages all aspects
Assistant Treasurer (2004)           of institutional and retail mutual fund
                                     administration and vendor relationships within the
                                     mutual funds, commingled/ERISA funds, 3(c)(7) funds,
                                     hedge funds and LLC products. Prior to joining
                                     JPMorgan in 2000, he was a director from 1996 to 2000
                                     of Mutual Fund Administration at Prudential
                                     Investments.

Stephen M. Ungerman (1953), Chief    Vice President, JPMIM; previously, head of Fund
Compliance Officer (2004)            Administration - Pooled Vehicles. Prior to joining
                                     J.P. Morgan Chase & Co. in 2000, he held a number of
                                     senior positions in Prudential Financial's asset and
                                     management business, including Associate General
                                     Counsel, Tax Director and Co-head of Fund
                                     Administration Department. Mr. Ungerman was also the
                                     Assistant Treasurer of all mutual funds managed by
                                     Prudential.


                                 CODES OF ETHICS

        The Trust and the Adviser have adopted codes of ethics pursuant to Rule 17j-1 under the 1940 Act. Each of these codes permits personnel subject to such code to invest in securities, including securities that may be purchased or held by the Fund. Such purchases, however, are subject to procedures reasonably necessary to prevent access persons from engaging in any unlawful conduct set forth in Rule 17j-1.

                     PROXY VOTING PROCEDURES AND GUIDELINES


        The Board of Trustees of the Trust has delegated to the Fund's investment adviser, JPMIM, proxy voting authority with respect to the Fund's portfolio securities. Most of the securities in which the Fund invests, however, are rarely required, or permitted, to vote. To ensure that the proxies of portfolio companies are voted in the best interests of the Fund, the Board of Trustees has adopted JPMIM's detailed proxy voting procedures ("Procedures") that incorporate guidelines ("Guidelines") for voting proxies on specific types of issues. The Guidelines have been developed with the objective of encouraging corporate action that enhances shareholder value. Except as noted below, proxy voting decisions will be made in accordance with the Guidelines covering a multitude of both routine and non-routine matters that JPMIM and its affiliated advisers have encountered globally, based on many years of collective investment management experience.

        To oversee and monitor the proxy-voting process, JPMIM has established a proxy committee and appointed a proxy administrator in each global location where proxies are voted. The primary function of each proxy committee is to review periodically general proxy-voting matters, review and approve the Guidelines annually, and provide advice and recommendations on general proxy-voting matters as well as on specific voting. The procedures permit an independent voting service, currently Institutional Shareholder Services, Inc. ("ISS") in the United States, to perform certain services otherwise carried out or coordinated by the proxy administrator.


        Although for many matters the Guidelines specify the votes to be cast, for many others, the Guidelines contemplate case-by-case determinations. In addition, there will undoubtedly be proxy matters that are not contemplated by the Guidelines. For both these categories of matters and to override the Guidelines, the Procedures require a certification and review process to be completed before the vote is cast. That process is designed to identify actual or potential material conflicts of interest (between a Fund on the one hand, and the Fund's investment adviser, principal underwriter or an affiliate of any of the foregoing, on the other hand) and ensure that the proxy vote is cast in the best interests of the Fund. When a potential material conflict of interest has been identified, the proxy administrator and a subgroup of proxy committee members (composed of a member from the Investment Department and one or more members from the Legal, Compliance or Risk Management Departments) will evaluate the potential conflict of interest and determine whether such conflict actually exists, and if so, will recommend how JPMIM will vote the proxy. In addressing any material conflict, JPMIM may take one or more of the following measures (or other appropriate action): removing or "walling off" from the proxy voting process certain JPMIM personnel with knowledge of the conflict, voting in accordance with any applicable Guideline if the application of the Guideline would objectively result in the casting of a proxy vote in a predetermined manner, or deferring the vote to the ISS, which will vote in accordance with its own recommendation.

        The following summarizes some of the more noteworthy types of proxy voting policies of the non-U.S. Guidelines:

- Corporate governance procedures differ among the countries. Because of time constraints and local customs, it is not always possible for JPMIM to receive and review all proxy materials in connection with each item submitted for a vote. Many proxy statements are in foreign languages. Proxy materials are generally mailed by the issuer to the sub-custodian which holds the securities for the client in the country where the portfolio company is organized, and there may not be sufficient time for such materials to be transmitted to JPMIM in time for a vote to be cast. In some countries proxy statements are not mailed at all and in some locations the deadline for voting is two to four days after the initial announcement that a vote is to be solicited. JPMIM also considers the cost of voting in light of the expected benefit of the vote.

- Where proxy issues concern corporate governance, takeover defense measures, compensation plans, capital structure changes and so forth, JPMIM pays particular attention to management's arguments for promoting the prospective change. JPMIM's sole criterion in determining its voting stance is whether such changes will be to the economic benefit of the beneficial owners of the shares.

- JPMIM is in favor of a unitary board structure of the type found in the United Kingdom as opposed to tiered board structures. Thus, JPMIM will generally vote to encourage the gradual phasing out of tiered board structures, in favor of unitary boards. However, since tiered boards are still very prevalent in markets outside of the United Kingdom, local market practice will always be taken into account.

- JPMIM will use its voting powers to encourage appropriate levels of board independence, taking into account local market practice.

- JPMIM will usually vote against discharging the board from responsibility in cases of pending litigation, or if there is evidence of wrongdoing for which the board must be held accountable.

- JPMIM will vote in favor of increases in capital which enhance a company's long-term prospects. JPMIM will also vote in favor of the partial suspension of preemptive rights if they are for purely technical reasons (e.g., rights offers which may not be legally offered to shareholders in certain jurisdictions). However, JPMIM will vote against increases in capital which would allow the company to adopt "poison pill" takeover defense tactics, or where the increase in authorized capital would dilute shareholder value in the long term.

- JPMIM will vote in favor of proposals which will enhance a company's long-term prospects. JPMIM will vote against an increase in bank borrowing powers which would result in the company reaching an unacceptable level of financial leverage, where such borrowing is expressly intended as part of a takeover defense, or where there is a material reduction in shareholder value.

- JPMIM reviews shareholder rights plans and poison pill proposals on a case-by-case basis; however JPMIM will generally vote against such proposals and vote for revoking existing plans.

- Where social or environmental issues are the subject of a proxy vote, JPMIM will consider the issue on a case-by-case basis, keeping in mind at all times the best economic interests of our clients.

- With respect to Asia, for routine proxies (e.g., in respect of voting at the Annual General Meeting of Shareholders) JPMIM's position is to neither vote in favor or against. For Extraordinary General Meetings of Shareholders, however, where specific issues are put to a shareholder vote, these issues are analyzed by the respective country specialist concerned. A decision is then made based on his or her judgment.


        In accordance with SEC regulations, the Fund's proxy voting record for the 12-month period ended June 30, 2004 is on file with the SEC.

        The following summarizes some of the more noteworthy types of proxy voting policies of the U.S. Guidelines:

- JPMIM considers votes on director nominees on a case-by-case basis. Votes generally will be withheld from directors who: (a) attend less than 75% of board and committee meetings without a valid excuse; (b) implement or renew a dead-hand poison pill; (c) are affiliated directors who serve on audit, compensation or nominating committees or are affiliated directors and the full board serves on such committees or the company does not have such committees; or (d) ignore a shareholder proposal that is approved for two consecutive years by a majority of either the shares outstanding or the votes cast.

- JPMIM votes proposals to classify Boards on a case-by-case basis, but will vote in favor of such proposal if the issuer's governing documents contain each of eight enumerated safeguards (for example, a majority of the board is composed of independent directors and the nominating committee is composed solely of such directors).

- JPMIM also considers management poison pill proposals on a case-by-case basis, looking for shareholder-friendly provisions before voting in favor.

- JPMIM votes against proposals for a super-majority vote to approve a merger.

- JPMIM considers proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan on a case-by-case basis, taking into account the extent of dilution and whether the transaction will result in a change in control.

- JPMIM votes proposals on a stock option plan, based primarily on a detailed, quantitative analysis that takes into account factors such as estimated dilution to shareholders' equity and dilution to voting power. JPMIM generally considers other management compensation proposals on a case-by-case basis.


JPMIM also considers on a case-by-case basis proposals to change an issuer's state of incorporation, mergers and acquisitions and other corporate restructuring proposals and certain social and environmental issue proposals.

                          PORTFOLIO HOLDINGS DISCLOSURE

        As described in the Prospectus and pursuant to the Fund's Portfolio Holdings Disclosure Policy, no sooner than 30 days after month end, the Fund will make available to the public, upon request to the Fund (1-212-623-0551), an uncertified complete schedule of its portfolio holdings as of the last day of that prior month.

        The Fund's publicly available uncertified complete list of portfolio holdings information, as described above, may also be provided regularly pursuant to a standing request, such as on a weekly or monthly basis, to (i) third party service providers, rating and ranking agencies, financial intermediaries, and affiliated persons of the Fund and (ii) clients of the Adviser or its affiliates that invest in the Fund or such clients' consultants. No compensation or other consideration is received by the Fund or the Adviser, or any other person for these disclosures. A list of the entities that receive the Fund's portfolio holdings information on such basis, the frequency with which it is provided to them and the length of the lag between the date of the information and the date it is disclosed is provided below:



        Standard & Poor's            Weekly           3 days after trade date
        Moody's Investor Service     Weekly           3 days after trade date
        Fitch Ratings                Weekly           3 days after trade date



        In addition, certain service providers to the Fund, or the Adviser or Administrator may for legitimate business purposes receive the Fund's portfolio holdings information earlier than as provided in the first paragraph above, such as rating and ranking agencies, pricing services, accountants, attorneys, custodians, brokers in connection with Fund transactions and in providing pricing quotations, and transfer agents. Such holdings are released on conditions of confidentiality, which include appropriate trading prohibitions. "Conditions of confidentiality" include confidentiality terms included in written agreements, implied by the nature of the relationship (e.g., attorney-client relationship), or required by fiduciary or regulatory principles (e.g., custody services provided by financial institutions).

        Disclosure of the Fund's portfolio securities as an exception to the Fund's normal business practice requires the business unit proposing such exception to identify a legitimate business purpose for the disclosure and submit the proposal to the Fund's Treasurer for approval following business and compliance review. Additionally, no compensation or other consideration is received by the Fund or the Adviser, or any other person for these disclosures. The Fund's Trustees will review annually a list of such entities that have received such information, the frequency of such disclosures and the business purpose therefor. These procedures are designed to address conflicts of interest between the Fund's shareholders on the one hand and the Fund's Adviser or any affiliated person of the Fund or such entities on the other hand by creating a structured review and approval process which seeks to ensure that disclosure of information about the Fund's portfolio securities is in the best interests of the Fund's shareholders. There can be no assurance, however, that the Fund's policies and procedures with respect to the disclosure of portfolio holdings information will prevent the misuse of such information by individuals or firms in possession of such information.

        Portfolio holdings of the Fund will be disclosed on a quarterly basis on forms required to be filed with the SEC as follows: (i) portfolio holdings as of the end of each fiscal year will be filed as part of the annual report filed on Form N-CSR; (ii) portfolio holdings as of the end of the first and third fiscal quarters will be filed on Form N-Q; and (iii) portfolio holdings as of the end of the six month period will be filed as part of the semi-annual report filed on Form N-CSR. The Trust's Form N-CSRs and Form N-Qs will be available on the SEC website at www.sec.gov.

        Finally, the Fund releases information concerning any and all portfolio holdings when required by law. Such releases may include providing information concerning holdings of a specific security to the issuer of such security.

                               INVESTMENT ADVISER

        Pursuant to an Investment Advisory Agreement (the "Advisory Agreement"), between the Trust on behalf of the Fund and JPMIM, JPMIM serves as investment adviser, as discussed in the "General" section.


        Subject to the supervision of the Trust's Board of Trustees, the Adviser makes the Fund's day-to-day investment decisions, arranges for the execution of fund transactions and generally manages the investments for the Fund. Effective October 1, 2003, JPMIM became a wholly owned subsidiary of J.P. Morgan Fleming Asset Management Holdings, Inc., which is a wholly owned subsidiary of J.P. Morgan Chase. Prior to October 1, 2003, JPMIM was a wholly owned subsidiary of JPMorgan Chase. JPMIM is a registered investment adviser under the Investment Advisers Act of 1940, as amended. JPMIM acts as investment adviser to individuals, governments, corporations, employee benefit plans, labor unions and state and local governments, mutual funds and other institutional investors. JPMIM is located at 522 Fifth Avenue, New York, NY 10036.


        Certain of the assets of employee benefit accounts under the Adviser's management are invested in commingled pension trust funds for which JPMorgan Chase Bank serves as trustee.

        Under separate agreements, JPMorgan Chase Bank also provides certain financial, fund accounting and administrative services to the Trust and the Fund. See the "Administrator and Sub-Administrator" and "Placement Agent" section.


        JPMorgan Chase, a bank holding company organized under the laws of the State of Delaware, was formed from the merger of J.P. Morgan & Co. Incorporated with and into The Chase Manhattan Corporation. JPMorgan Chase has a long history of offering a wide range of banking and investment services to customers throughout the United States and the world. The firm, through its predecessor companies, has been in business for over a century.


        The investment advisory services the Adviser provides to the Fund are not exclusive under the terms of the Advisory Agreement. The Adviser is free to and does render similar investment advisory services to others. The Adviser serves as investment adviser to personal investors and other investment companies and acts as fiduciary for trusts, estates and employee benefit plans. Certain of the assets of trusts and estates under management are invested in common trust funds for which the Adviser serves as trustee. The accounts which are managed or advised by the Adviser have varying investment objectives, and the Adviser invests assets of such accounts in investments substantially similar to, or the same as, those which are expected to constitute the principal investments of the Fund. Such accounts are supervised by employees of the Adviser who may also be acting in similar capacities for the Fund. See the "Fund Transactions" section.


        The Fund is managed by employees of the Adviser who, in acting for their customers, including the Fund, do not discuss their investment decisions with any personnel of JPMorgan Chase or any personnel of other divisions of the Adviser or with any of their affiliated persons, with the exception of certain other investment management affiliates of JPMorgan Chase which execute transactions on behalf of the Fund.

        As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by the Adviser under the Advisory Agreement, the Trust, on behalf of the Fund, has agreed to pay the Adviser a fee, which is computed daily and may be paid monthly, equal to the annual rate of 0.10% of the Fund's average daily net assets. The Adviser may voluntarily waive a portion of the advisory fee. The Adviser has voluntarily agreed to waive a portion of its investment advisory fee until June 30, 2005 so that the fee equals 0.02% of the Fund's average daily net assets. The table below sets forth the investment advisory fees paid to or accrued by the Fund to JPMIM (waived amounts in parentheses), as applicable, with respect to the fiscal period indicated:



                                                                  FISCAL YEAR
                                                                 ENDED 12/31/04
JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT FUND*
     Paid or Accrued                                               $   201,000
     Waived                                                        $  (161,000)



* The Fund's inception date is 5/14/04.


        The Advisory Agreement provides that it will continue in effect for a period of two years after execution and from year to year only if it is approved at least annually thereafter (i) by a vote of the holders of the majority of the Fund's outstanding shares or (ii) by a vote of a majority of the Trustees of the Trust and vote of the Trustees who are not "interested persons" (as defined by the 1940 Act) of the parties of the Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval (see "Trustees"). The Advisory Agreement will terminate automatically if assigned and is terminable at anytime without penalty by a vote of a majority of the Trustees, or by a vote of the holders of a majority of a Fund's outstanding voting securities, on 60 days' written notice to the Adviser and by the Adviser on 90 days' written notice to the Trust. See "Additional Information."

                BOARD REVIEW OF INVESTMENT ADVISORY ARRANGEMENTS

        The Trust's Board of Trustees, including the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to the Advisory Agreement or its affiliates, has approved the Advisory Agreement for the Trust on behalf of the Fund.

        As part of its review of the investment advisory arrangements for the Fund, the Board of Trustees has requested that the Adviser prepare on a regular basis information regarding the performance of the Fund, its performance against the Fund's peers and benchmarks and analyses by the Adviser of the Fund's performance. The members of the Adviser's investment staff meet with the Board of Trustees to discuss this information and their intentions with regard to the management of the Fund. The Adviser also periodically provides comparative information regarding the Fund's expense ratios and those of the peer groups. In addition, in preparation for its annual approval meeting, the Board of Trustees requests and reviews, with the assistance of its legal counsel, materials from the Adviser regarding comparative fees, expenses, performance and profitability information pertaining to the relationship of the Adviser and the Fund.

        In approving the Advisory Agreement, the Board of Trustees considered the nature, quality and scope of the operations and services provided by the Adviser to the Fund, including their knowledge of the Adviser's investment staff and executive personnel and the overall reputation and capabilities of the Adviser and its affiliates. The Board of Trustees also considered comparative fee information concerning other investment companies with similar investment objectives and policies. The Board of Trustees compared the terms of the Fund's advisory arrangements and similar arrangements by other investment companies, particularly with regard to levels of advisory fees relative to its peer group. The Board of Trustees also examined the benefits to the Adviser and its affiliates of their relationship with the Fund. Specifically, the Board of Trustees analyzed the benefits that accrued to the Adviser and its affiliates as a result of the fact that affiliates of the Adviser act as custodian, administrator, transfer agent and placement agent for the Fund and receive fees (in some cases) from the Fund for acting in such capacities.

        The Board of Trustees also analyzed the information provided by the Adviser regarding the profitability to the Adviser. Profitability information is not audited and represents the Adviser's determination of its and its affiliates' revenues from the contractual services provided to the Fund, less expenses of providing such services. Expenses include direct and indirect costs and are calculated using an allocation methodology developed by the Adviser. In addition, the Board of Trustees compared overall expense ratios (both pre- and post-expense reimbursement by the Adviser) for the Fund relative to its peer group. The Board of Trustees also considered the performance of the Fund and the intention of the Adviser with regard to management of the Fund, including the commitment of the Adviser to provide high quality services to the Fund, whether there were any conditions likely to affect the ability of the Adviser to provide such services, and its ability to retain and attract qualified personnel to manage the Fund.

        In reaching their decision to approve the investment advisory contract, the Board of Trustees did not identify any single factor as being of paramount importance. Based on its evaluation of the information reviewed and after due consideration, the Board of Trustees of the Trust concluded that the Investment Advisory Agreement enabled the Fund to obtain high-quality services at costs that it deemed appropriate and reasonable and that approval of the agreement was in the best interest of the Fund and its shareholders.


                                  ADMINISTRATOR


        Pursuant to an Administration Agreement dated May 14, 2004 (the "Administration Agreement"), between the Trust on behalf of the Fund and JPMorgan Chase Bank, JPMorgan Chase Bank serves as administrator of the Fund. JPMorgan Chase Bank provides certain administrative services to the Fund, including, among other responsibilities, coordinating the negotiation of contracts and fees with, and the monitoring of performance and billing of, the Fund's independent contractors and agents; preparation for signature by an officer of the Trust of all documents required to be filed for compliance by the Trust with applicable laws and regulations excluding those of the securities laws of various states; arranging for the computation of performance data, including net asset value and yield; responding to shareholder inquiries; and arranging for the maintenance of books and records of the Fund and providing, at its own expense, office facilities, equipment and personnel necessary to carry out its duties. JPMorgan Chase Bank in its capacity as administrator does not have any responsibility or authority for the investment management of the Fund, the determination of investment policy, or for any matter pertaining to the distribution of the Fund's shares.

        Under the Administration Agreement, JPMorgan Chase Bank is permitted to render administrative services to others. The Administration Agreement will continue in effect for two years and from year to year thereafter with respect to the Fund, only if such continuance is specifically approved at least annually by the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined by the 1940 Act), or by vote of a majority of such Fund's outstanding voting securities. The Administration Agreement is terminable without penalty by the Trust on behalf of the Fund on 60 days' written notice when authorized either by a majority vote of such Fund's shareholders or by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, or by JPMorgan Chase Bank on 60 days' written notice, and will automatically terminate in the event of its "assignment" (as defined in the 1940 Act). The Administration Agreement also provides that absent willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of duties under the agreement on the part of JPMorgan Chase Bank or its directors, officers or employees, the Trust shall indemnify JPMorgan Chase Bank against any claims that JPMorgan Chase Bank may incur based on any omissions in connection with services rendered to the Trust under the Administration Agreement.


        In consideration of the services provided by JPMorgan Chase Bank pursuant to the Administration Agreement, JPMorgan Chase Bank receives from the Fund a pro-rata portion of a fee computed daily and paid monthly at an annual rate equal to 0.05% of the Fund's average daily net assets. JPMorgan Chase Bank may voluntarily waive a portion of the fees payable to it with respect to the Fund. JPMorgan Chase Bank pays a portion of the fees it receives to J.P. Morgan Investor Services Co. for its services as the Fund's sub-administrator. JPMorgan Chase Bank may voluntarily wave its fee or reimburse the Fund for other operating expenses. JPMorgan Chase Bank has agreed to limit the Fund's administrative expenses so that the total expenses (not including investment advisory fees) do not exceed 0.02% of the Fund's average daily net assets. The table below sets forth the administration fees paid to or accrued by the Fund to JPMorgan Chase Bank (waived amounts in parentheses), as applicable, with respect to the fiscal period indicated:



                                                                  FISCAL YEAR
                                                                 ENDED 12/31/04
JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT FUND*
     Paid or Accrued                                               $   100,000
     Waived                                                        $  (100,000)



* The Fund's inception date is 5/14/04.

                                    CUSTODIAN

        Pursuant to the Global Custody Agreement with JPMorgan Chase Bank, 3 Chase MetroTech Center, Brooklyn, NY 11245, dated March 1, 2003, JPMorgan Chase Bank serves as the Fund's custodian and fund accounting agent and is responsible for holding portfolio securities and cash and maintaining the books of account and records of portfolio transactions. JPMorgan Chase Bank is an affiliate of the Adviser.

        For fund accounting services, the Fund pays to JPMorgan Chase Bank the higher of (a) the Fund's pro rata share of an annual complex-wide charge on the average daily net assets of all U.S. money market funds of 0.011% of the first $5 billion, 0.008% on the next $5 billion, 0.004% on the next $90 billion and 0.0025% for such assets over $100 billion, or (b) the applicable per account minimum charge. The minimum total annual fund accounting charge per U.S. money market fund is $10,000.


        JPMorgan Chase Bank is also reimbursed for its reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees.

                                 TRANSFER AGENT

        J.P. Morgan Investor Services Co., 73 Tremont Street, Boston, MA 02108, serves as the Fund's transfer and dividend disbursing agent. As transfer agent and dividend disbursing agent, J.P. Morgan Investor Services Co. is responsible for maintaining account records detailing the ownership of Fund shares and for creating income, capital gains and other changes in share ownership to shareholder accounts. For transfer agency services, J.P. Morgan Investor Services Co. receives an annual fee of $20,000. J.P. Morgan Investor Services Co. is an affiliate of the Adviser.


                                 PLACEMENT AGENT

        JPMorgan Chase Bank, 3 Chase MetroTech Center, Brooklyn, NY 11245, serves as the Fund's placement agent, and is responsible for qualifying Lenders as suitable investors in the Fund and facilitating the purchase and redemption of shares of the Fund in connection with its role as securities lending agent on behalf of Lenders. JPMorgan Chase Bank receives no compensation in connection with its provision of services as placement agent.

                                    EXPENSES

        In addition to the fees payable to the Adviser, JPMorgan Chase Bank and J.P. Morgan Investor Services Co. under various agreements discussed under "Investment Adviser", "Administrator" and "Transfer Agent" above, the Fund is responsible for usual and customary expenses associated with its operations. Such expenses include organization expenses, legal fees, accounting and audit expenses, insurance costs, the compensation and expenses of the Board of Trustees, interest, taxes and extraordinary expenses applicable to the Fund. Such expenses also include transfer, registrar and dividend disbursing costs, the expenses of printing and mailing reports, and notices and proxy statements to Fund shareholders.

        JPMorgan Chase Bank has agreed that it will reimburse the Fund as described in the Prospectus.


                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The independent registered public accounting firm of the Trust is PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, New York 10017. PricewaterhouseCoopers LLP conducts an annual audit of the financial statements of the Fund, assists in the preparation and/or review of the Fund's federal and state income tax returns and consults with the Fund as to matters of accounting and federal and state income taxation.


                             PORTFOLIO TRANSACTIONS

        On behalf of the Fund, the Adviser places orders for all purchases and sales of portfolio securities, enters into repurchase agreements, and may enter into reverse repurchase agreements unless otherwise prohibited. See "Investment Strategies and Policies."


        Fixed income and debt securities and municipal bonds and notes are generally traded at a net price with dealers acting as principal for their own accounts without a stated commission. The price of the security usually includes profit to the dealers. In underwritten offerings, securities are purchased at a fixed price, which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain securities may be purchased directly from an issuer, in which case no commissions or discounts are paid.


        In connection with portfolio transactions, the overriding objective is to obtain the best execution of purchase and sales orders.

        Subject to the overriding objective of obtaining the best execution of orders, the Adviser may allocate a portion of the Fund's brokerage transactions to affiliates of the Adviser. Under the 1940 Act, persons affiliated with a Fund and persons who are affiliated with such persons are prohibited from dealing with the Fund as principal in the purchase and sale of securities unless a permissive order allowing such transactions is obtained from the SEC. The SEC has granted an exemptive order permitting the Fund to engage in principal transactions with J.P. Morgan Securities Inc., an affiliated broker, involving taxable money market instruments (including commercial paper, banker acceptances and medium term notes) and repurchase agreements. The order is subject to certain conditions. An affiliated person of the Fund may serve as its broker in listed or over-the-counter transactions conducted on an agency basis provided that, among other things, the fee or commission received by such affiliated broker is reasonable and fair compared to the fee or commission received by non-affiliated brokers in connection with comparable transactions.

        JPMorgan Chase Bank and its affiliates may have deposit, loan and other commercial banking relationships with the issuers of securities purchased on behalf of any of the Fund, including outstanding loans to such issuers which may be repaid in whole or in part with the proceeds of securities so purchased. JPMorgan Chase Bank and its affiliates deal, trade and invest for their own accounts in U.S. government obligations, municipal obligations and commercial paper and are among the leading dealers of various types of U.S. government obligations and municipal obligations. JPMIM has informed the Fund that in making its investment decisions, it does not obtain or use material inside information in the possession of any affiliate of JPMIM. Shareholders of the Fund should be aware that, subject to applicable legal or regulatory restrictions, JPMIM and its affiliates may exchange among themselves certain information about the shareholder and his account.

                          SHARES OF BENEFICIAL INTEREST

        Under its Declaration of Trust, the Trust is authorized to issue an unlimited number of shares of beneficial interest with a par value of $0.001 per share, which may be divided into one or more series, each of which evidences pro rata ownership interest in a different investment portfolio. The Trustees may create additional portfolio series at any time without shareholder approval. The shares of each portfolio series may have such rights and preferences as the Trustees may establish from time to time, including the right of redemption (including the price, manner and terms of redemption), special and relative rights as to dividends and distributions, liquidation rights, sinking or purchase fund provisions, conversion rights and conditions under which any portfolio series may have separate voting rights or no voting rights.

        The Trust is authorized, without shareholder approval, to divide shares of any series into two or more classes of shares, each class having such different dividend, liquidation, voting and other rights as the Trustees may determine.

        Any amendment to the Declaration of Trust that would materially and adversely affect shareholders of the Trust as a whole, or shareholders of a particular portfolio series, must be approved by the holders of a majority of the shares of the Trust or the portfolio series, respectively. All other amendments may be effected by the Trust's Board of Trustees.

        The Declaration of Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of a portfolio series and that every written agreement, obligation, or other undertaking of a portfolio series shall contain a provision to the effect that the shareholders are not personally liable thereunder. If any present or past shareholder of any portfolio series of the Trust is charged or held personally liable for any obligation or liability of the Trust solely by reason of being or having been a shareholder and not because of such shareholder's acts or omissions or for some other reason, the portfolio series, upon request, shall assume the defense against such charge and satisfy any judgment thereon, and the shareholder or former shareholder shall be entitled out of the assets of such portfolio series to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk to shareholders of incurring financial loss beyond their investments is limited to circumstances in which the portfolio series itself would be unable to meet its obligations.

        The Trust will not have an Annual Meeting of Shareholders. Special Meetings may be convened (i) by the Board of Trustees (ii) upon written request to the Board of Trustees by the holders of at least 10% of the outstanding shares of the Trust, or (iii) upon the Board of Trustee's failure to honor the shareholders' request as described above, by holders of at least 10% of the outstanding shares giving notice of the special meeting to the shareholders.

                            PURCHASES AND REDEMPTIONS

        Shares in the Fund are being offered exclusively to Lenders. Shares are sold on a private placement basis in accordance with Regulation D under the Securities Act of 1933, as amended. Shares are not subject to a sales load or redemption fee, and assets of the Trust are not subject to a Rule 12b-1 fee.


        In accordance with section 22(e) of the 1940 Act, the Trust, on behalf of a Fund, reserves the right to postpone the date of payment upon redemption for more than seven days for the Fund or suspend the right of redemption as follows: (i) during periods when the New York Stock Exchange is closed for other than weekends and holidays or when trading on such Exchange is restricted as determined by the SEC or by rule or regulation, (ii) during periods in which an emergency, as determined by the SEC, exists that causes disposal by the portfolio of, or evaluation of the net asset value of, its portfolio securities to be unreasonable or impracticable, or (iii) for such other periods as the SEC may by order permit for the protection of the Fund shareholders.


                                 NET ASSET VALUE



        The Fund's net asset value is equal to the value of the Fund's investments less the Fund's liabilities. The following is a discussion of the procedures used by the Fund in valuing its assets.

        The Fund's portfolio securities are valued by the amortized cost method. The purpose of this method of calculation is to attempt to maintain a constant net asset value per share of the Fund of $1.00. No assurances can be given that this goal can be attained. The amortized cost method of valuation values a security at its cost at the time of purchase and thereafter assumes a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. If a difference of more than 1/2 of 1% occurs between valuation based on the amortized cost method and valuation based on market value, the Board of Trustees will take steps necessary to reduce such deviation, such as changing a Fund's dividend policy, shortening the average portfolio maturity, realizing gains or losses, or reducing the number of outstanding Fund shares. Any reduction of outstanding shares will be effected by having each shareholder contribute to a Fund's capital the necessary shares on a pro rata basis. Each shareholder will be deemed to have agreed to such contribution in these circumstances by his or her investment in the Fund. See "Distributions and Tax Matters."

                             PERFORMANCE INFORMATION

        From time to time, the Fund may quote performance in terms of yield and actual distributions in reports.

                                YIELD QUOTATIONS

        The yield for the Fund is calculated daily based upon the seven days ending on the date of calculation ("base period"). The yield is computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from shareholder accounts and dividing the net change in the account value by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period return by (365/7) with the resulting yield figure carried to the nearest hundredth of one percent. An effective yield is computed by determining the net change, exclusive of capital changes and income other than investment income, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:

             EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1) 365/7] - 1

        Unlike some bank deposits or other investments which pay a fixed yield for a stated period of time, the yields and the net asset values of the Fund will vary based on market conditions, the current market value of the securities held by the Fund and changes in the Fund's expenses. The Adviser, the Administrator and other service providers may voluntarily waive a portion of their fees on a month-to-month basis. These actions would have the effect of increasing the net income (and therefore the yield and total rate of return) of the Fund during the period such waivers are in effect.

                               MASSACHUSETTS TRUST

        Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable as partners for its obligations. However, the Trust's Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of the Trust and provides for indemnification and reimbursement of expenses out of the Trust property for any shareholder held personally liable for the obligations of the Trust. The Trust's Declaration of Trust also provides that the Trust shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Trust, its shareholders, Board of Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations.

        No personal liability will attach to the shareholders under any undertaking containing such provision when adequate notice of such provision is given, except possibly in a few jurisdictions. With respect to all types of claims in the latter jurisdictions, (i) tort claims, (ii) contract claims where the provision referred to is omitted from the undertaking, (iii) claims for taxes, and (iv) certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent that claims are not satisfied by a Fund. However, upon payment of such liability, the shareholder will be entitled to reimbursement from the general assets of the Fund. The Board of Trustees intends to conduct the operations of the Trust in such a way so as to avoid, as far as possible, ultimate liability of the shareholders for liabilities of the Fund.

        The Declaration of Trust provides that the Trust will indemnify its Board of Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Trust, unless, as to liability to the Trust or its shareholders, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or with respect to any matter unless it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interest of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

        The Trust shall continue without limitation of time subject to the provisions in the Declaration of Trust concerning termination by action of the shareholders or by action of the Trustees upon notice to the shareholders.

              DESCRIPTION OF SHARES, VOTING RIGHTS AND LIABILITIES

        The Trust is an open-end management investment company organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts on February 27, 2004. The Trust currently consists of one series of shares of beneficial interest, par value $0.001 per share. The Trust has reserved the right to create and issue additional series. Each share of a series represents an equal proportionate interest in that series with each other share of that series. The shares of each series participate equally in the earnings, dividends and assets of the particular series. Expenses of the Trust which are not attributable to a specific series are allocated among all the series in a manner believed by management of the Trust to be fair and equitable. Shares have no pre-emptive or conversion rights. Shares when issued are fully paid and non-assessable, except as set forth below. Shareholders are entitled to one vote for each whole share held, and each fractional share shall be entitled to a proportionate fractional vote, except that Trust shares held in the treasury of the Trust shall not be voted. Shares of a series generally vote together, except when required under federal securities laws to vote separately on matters that may affect a particular class, such as the approval of distribution plans for a particular class.

        The Trust is not required to hold annual meetings of shareholders but will hold special meetings of shareholders of a series when, in the judgment of the Board of Trustees, it is necessary or desirable to submit matters for a shareholder vote. Shareholders have, under certain circumstances, the right to communicate with other shareholders in connection with requesting a meeting of shareholders for the purpose of removing one or more Trustees. Shareholders also have, in certain circumstances, the right to remove one or more Trustees without a meeting. No material amendment may be made to the Trust's Declaration of Trust without the affirmative vote of the holders of a majority of the outstanding shares of each series affected by the amendment. A series may be terminated (i) upon the merger or consolidation with, or the sale or disposition of all or substantially all of its assets to, another entity, if approved by the vote of the holders of two-thirds of its outstanding shares, except that if the Board of Trustees recommends such merger, consolidation or sale or disposition of assets, the approval by vote of the holders of a majority of the series' outstanding shares will be sufficient, or (ii) by the vote of the holders of a majority of its outstanding shares, or (iii) by the Board of Trustees by written notice to the series' shareholders. Unless each series and class is so terminated, the Trust will continue indefinitely.


        No certificates are issued for shares of the Fund.


                          DISTRIBUTIONS AND TAX MATTERS

        The following is a summary of certain tax considerations generally affecting the Fund and its shareholders. This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Please consult your own tax advisor concerning the consequences of investing in a Fund in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

        QUALIFICATION AS A REGULATED INVESTMENT COMPANY. The Fund has elected to be taxed as a regulated investment company under Subchapter M of the Code and intends to meet all other requirements that are necessary for it to be relieved of federal taxes on income and gains it distributes to shareholders. As a regulated investment company, the Fund is not subject to federal income tax on the portion of its net investment income (i.e., its investment company taxable income, as that term is defined in the Code, without regard to the deduction for dividends paid) and net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) that it distributes to shareholders, provided that it distributes at least 90% of the sum of its net investment income for the year (the "Distribution Requirement"), and satisfies certain other requirements of the Code that are described below.

        In addition to satisfying the Distribution Requirement, the Fund must derive at least 90% of its gross income from dividends, interest, certain payments with respect to loans of stock and securities, gains from the sale or disposition of stock, securities or foreign currencies and other income (including but not limited to gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies.

        The Fund must also satisfy an asset diversification test in order to qualify as a regulated investment company. Under this test, at the close of each quarter of a Fund's taxable year, (1) 50% or more of the value of the Fund's assets must be represented by cash, United States government securities, securities of other regulated investment companies, and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund's assets and 10% of the outstanding voting securities of such issuer and (2) not more than 25% of the value of the Fund's assets may be invested in securities of any one issuer (other than U.S. government securities or securities of other regulated investment companies), or of two or more issuers which the Fund controls and which are engaged in the same, similar or related trades or businesses.

        If for any year a Fund does not qualify as a regulated investment company, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders. Such distributions will generally be taxable to the shareholders as qualified dividend income, as discussed below, and generally will be eligible for the dividends received deduction in the case of corporate shareholders.

        EXCISE TAX ON REGULATED INVESTMENT COMPANIES. A 4% non-deductible excise tax is imposed on a regulated investment company to the extent that it distributes income in such a way that it is taxable to shareholders in a calendar year other than the calendar year in which the Fund earned the income. Specifically, the excise tax will be imposed if a Fund fails to distribute in each calendar year an amount equal to 98% of qualified dividend income and ordinary taxable income for the calendar year and 98% of capital gain net income for the one-year period ending on October 31 of such calendar year (or, at the election of a regulated investment company having a taxable year ending November 30 or December 31, for its taxable year). The balance of such income must be distributed during the next calendar year. For the foregoing purposes, a regulated investment company is treated as having distributed otherwise retained amounts if it is subject to income tax on those amounts for any taxable year ending in such calendar year.

        The Fund intends to make sufficient distributions or deemed distributions of its qualified dividend income, ordinary income and capital gain net income prior to the end of each calendar year to avoid liability for this excise tax. However, investors should note that the Fund may in certain circumstances be required to liquidate portfolio investments to make sufficient distributions to avoid excise tax liability.

        FUND INVESTMENTS. The Fund may make investments or engage in transactions that affect the character, amount and timing of gains or losses realized by the Fund. The Fund may make investments that produce income that is not matched by a corresponding cash receipt by the Fund. Any such income would be treated as income earned by the Fund and therefore would be subject to the distribution requirements of the Code. Such investments may require a Fund to borrow money or dispose of other securities in order to comply with those requirements. The Fund may also make investments that prevent or defer the recognition of losses or the deduction of expenses. These investments may likewise require the Fund to borrow money or dispose of other securities in order to comply with the distribution requirements of the Code. Additionally, the Fund may make investments that result in the recognition of ordinary income rather than capital gain, or that prevent the Fund from accruing a long-term holding period. These investments may prevent the Fund from making capital gain distributions as described below. The Fund intends to monitor its transactions, will make the appropriate tax elections and will make the appropriate entries in its books and records when it makes any such investments in order to mitigate the effect of these rules.

        TAX EXEMPT DIVIDENDS. An exempt-interest dividend is that part of dividend distributions made by a Fund that consists of interest received by the Fund on tax-exempt securities. Shareholders will not incur any federal income tax on the amount of exempt-interest dividends received by them from a Fund.

        Interest on indebtedness incurred or continued by a shareholder, whether a corporation or an individual, to purchase or carry shares of a Fund is not deductible to the extent it relates to exempt-interest dividends received by the shareholder. Any loss incurred on the sale or redemption of a Fund's shares held six months of less will be disallowed to the extent of exempt-interest dividends received with respect to such shares.

        Interest on certain tax-exempt bonds that are private activity bonds within the meaning of the Code is treated as a tax preference item for purposes of the alternative minimum tax, and any such interest received by a Fund and distributed to shareholders will be so treated for purposes of any alternative minimum tax liability of shareholders to the extent of the dividend's proportionate share of a Fund's income consisting of such interest.

        FUND DISTRIBUTIONS. The Fund anticipates distributing substantially all of its net investment income for each taxable year. Dividends of net investment income paid to a non-corporate U.S. shareholder before January 1, 2009 that are designated as qualified dividend income will generally be taxable to such shareholder at a maximum rate of 15%. However, the amount of dividend income that may be so designated by a Fund will generally be limited to the aggregate of the eligible dividends received by the Fund. In addition, a Fund must meet certain holding period requirements with respect to the shares on which the Fund received the eligible dividends, and the non-corporate U.S. shareholder must meet certain holding period requirements with respect to the Fund shares. Dividends of net investment income that are not designated as qualified dividend income or exempt-interest dividends and dividends of net short-term capital gains will be taxable to shareholders at ordinary income rates. Dividends paid by a Fund with respect to a taxable year will qualify for the 70% dividends received deduction generally available to corporations to the extent of the amount of dividends received by the Fund from certain domestic corporations for the taxable year. Shareholders will be advised annually as to the U.S. federal income tax consequences of distributions made (or deemed made) during the year, including the portion of dividends paid that qualify for the reduced tax rate.

        Ordinarily, shareholders are required to take taxable distributions by a Fund into account in the year in which the distributions are made. However, for federal income tax purposes, dividends that are declared by a Fund in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared. Therefore, such dividends will generally be taxable to a shareholder in the year declared rather than the year paid.

        The Fund may either retain or distribute to shareholders its net capital gain for each taxable year. The Fund currently intends to distribute any such amounts. If net capital gain is distributed and designated as a "capital gain dividend", it will be taxable to shareholders as long-term capital gain, regardless of the length of time the shareholder has held his shares or whether such gain was recognized by the Fund prior to the date on which the shareholder acquired its shares. Capital gain of a non-corporate U.S. shareholder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the property is held by a Fund for more than one year. Capital gain of a corporate shareholder is taxed at the same rate as ordinary income.

        Conversely, if a Fund elects to retain its net capital gain, the Fund will be taxed thereon (except to the extent of any available capital loss carryovers) at the 35% corporate tax rate. In such a case, it is expected that such Fund also will elect to have shareholders of record on the last day of its taxable year treated as if each received a distribution of its pro rata share of such gain, with the result that each shareholder will be required to report its pro rata share of such gain on its tax return as long-term capital gain, will receive a refundable tax credit for its pro rata share of tax paid by the Fund on the gain, and will increase the tax basis for its shares by an amount equal to the deemed distribution less the tax credit.

        Distributions by a Fund that do not constitute qualified dividend income, ordinary income dividends, capital gain dividends or exempt-interest dividends will be treated as a return of capital to the extent of (and in reduction of) the shareholder's tax basis in its shares; any excess will be treated as gain from the sale of its shares, as discussed below.

        Distributions by a Fund will be treated in the manner described above regardless of whether such distributions are paid in cash or reinvested in additional shares of the Fund (or of another fund). Shareholders receiving a distribution in the form of additional shares will be treated as receiving a distribution in an amount equal to the fair market value of the shares received, determined as of the reinvestment date. In addition, prospective investors in a Fund should be aware that distributions from a Fund will, all other things being equal, have the effect of reducing the net asset value of the Fund's shares by the amount of the distribution. If the net asset value is reduced below a shareholder's cost, the distribution will nonetheless be taxable as described above, even if the distribution effectively represents a return of invested capital. Investors should consider the tax implications of buying shares just prior to a distribution, when the price of shares may reflect the amount of the forthcoming distribution.

        SALE OR REDEMPTION OF SHARES. The Fund seeks to maintain a stable net asset value of $1.00 per share; however, there can be no assurance that the Fund will do this. A shareholder will recognize gain or loss on the sale or redemption of shares in a Fund in an amount equal to the difference between the proceeds of the sale or redemption and the shareholder's adjusted tax basis in the shares. All or a portion of any loss so recognized may be disallowed if the shareholder acquires other shares of the Fund within a period of 61 days beginning 30 days before such disposition, such as pursuant to reinvestment of a dividend in shares of the Fund.

Additionally, if a shareholder disposes of shares of a Fund within 90 days following their acquisition, and the shareholder subsequently re-acquires Fund shares pursuant to a reinvestment right received upon the purchase of the original shares, any load charge (i.e., sales or additional charge) incurred upon the acquisition of the original shares will not be taken into account as part of the shareholder's basis for computing profit or loss upon the sale of the shares.

        In general, any gain or loss arising from (or treated as arising from) the sale or redemption of shares of a Fund will be considered capital gain or loss and will be long-term capital gain or loss if the shares were held for more than one year. However, any capital loss arising from the sale or redemption of shares held for six months or less will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received on (or undistributed capital gains credited with respect to) such shares. Capital gain of a non-corporate U.S. shareholder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the property is held by the shareholder for more than one year. Capital gain of a corporate shareholder is taxed at the same rate as ordinary income.

        BACKUP WITHHOLDING. The Fund will be required in certain cases to backup withhold and remit to the U.S. Treasury a portion of qualified dividend income, ordinary income dividends and capital gain dividends, and the proceeds of redemption of shares, paid to any shareholder (1) who has provided either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the IRS for failure to report the receipt of interest or dividend income properly or (3) who has failed to certify to the Fund that it is not subject to backup withholding or that it is a corporation or other "exempt recipient". Backup withholding is not an additional tax and any amounts withheld may be refunded or credited against a shareholder's federal income tax liability, provided the appropriate information is furnished to the IRS.

                              FOREIGN SHAREHOLDERS

        Taxation of a shareholder who, as to the United States, is a nonresident alien individual, foreign trust or estate, foreign corporation, or foreign partnership ("foreign shareholder") depends on whether the income from a Fund is "effectively connected" with a U.S. trade or business carried on by such shareholder. If the income from a Fund is not effectively connected with a U.S. trade or business carried on by a foreign shareholder, dividends paid to such foreign shareholder from net investment income will be subject to U.S. withholding tax on the gross amount of the dividend. Such a foreign shareholder would generally be exempt from U.S. federal income tax, including withholding tax, on gains realized on the sale of shares of a Fund, capital gain dividends and amounts retained by a Fund that are designated as undistributed capital gains. If the income from a Fund is effectively connected with a U.S. trade or business carried on by a foreign shareholder, then ordinary income dividends, capital gain dividends, undistributed capital gains credited to such shareholder and any gains realized upon the sale of shares of the Fund will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens or domestic corporations.

        In the case of foreign non-corporate shareholders, a Fund may be required to backup withhold U.S. federal income tax on distributions that are otherwise exempt from withholding tax (or taxable at a reduced treaty rate) unless such shareholders furnish the Fund with proper notification of their foreign status.

        The tax consequences to a foreign shareholder entitled to claim the benefits of an applicable tax treaty may be different from those described herein. Foreign shareholders are urged to consult their own tax advisers with respect to the particular tax consequences to them of an investment in a Fund, the procedure for claiming the benefit of a lower treaty rate and the applicability of foreign taxes. Transfers by gift of shares of a Fund by an individual foreign shareholder will not be subject to U.S. federal gift tax, but the value of shares of a Fund held by such a shareholder at his death will generally be includible in his gross estate for U.S. federal estate tax purposes, subject to any applicable estate tax treaty.

                           STATE AND LOCAL TAX MATTERS

        Depending on the residence of the shareholders for tax purposes, distributions may also be subject to state and local taxes. Rules of state and local taxation regarding qualified dividend income, ordinary income dividends and capital gain dividends from regulated investment companies may differ from the U.S. federal income tax rules in other respects. Shareholders are urged to consult their tax advisers as to the consequences of these and other state and local tax rules affecting investment in a Fund.

        Most states provide that a regulated investment company may pass through (without restriction) to its shareholders state and local income tax exemptions available to direct owners of certain types of U.S. government securities (such as U.S. Treasury obligations). Thus, for residents of these states, distributions derived from a Fund's investment in certain types of U.S. government securities should be free from state and local income taxes to the extent that the interest income from such investments would have been exempt from state and local taxes if such securities had been held directly by the respective shareholders. Certain states, however, do not allow a regulated investment company to pass through to its shareholders the state and local income tax exemptions available to direct owners of certain types of U.S. government securities unless the Fund holds at least a required amount of U.S. government securities. Accordingly, for residents of these states, distributions derived from a Fund's investment in certain types of U.S. government securities may not be entitled to the exemptions from state and local income taxes that would be available if the shareholders had purchased U.S. government securities directly. The exemption from state and local income taxes does not preclude states from asserting other taxes on the ownership of U.S. government securities. To the extent that a Fund invests to a substantial degree in U.S. government securities which are subject to favorable state and local tax treatment, shareholders of a Fund will be notified as to the extent to which distributions from the Fund are attributable to interest on such securities.

                             ADDITIONAL INFORMATION

        As used in this Statement of Additional Information and the Prospectus, the term "majority of the outstanding voting securities" means the vote of (i) 67% or more of a Fund's shares or the Fund's outstanding voting securities present at a meeting, if the holders of more than 50% of the Fund's outstanding shares or the Fund's outstanding voting securities are present or represented by proxy, or (ii) more than 50% of the Fund's outstanding shares or the Fund's outstanding voting securities, whichever is less.

        Telephone calls to the Fund or JPMorgan Chase Bank may be tape-recorded. With respect to the securities offered hereby, this Statement of Additional Information and the Prospectus do not contain all the information included in the Trust's Registration Statement filed with the SEC under the 1940 Act. Pursuant to the rules and regulations of the SEC, certain portions have been omitted. The Registration Statement, including the exhibits filed therewith, may be examined at the office of the SEC in Washington, D.C.

        Statements contained in this Statement of Additional Information and the Prospectus concerning the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the applicable Registration Statement. Each such statement is qualified in all respects by such reference.

                                 CONTROL PERSONS

        In connection with JPMorgan Chase Bank's securities lending program, JPMorgan Chase Bank holds certain collateral on behalf of its securities lending clients to secure the return of loaned securities. Such collateral may be invested in Fund shares from time to time. JPMorgan Chase Bank, however, will pass through voting rights to its securities lending clients that have a beneficial interest in the Fund. Consequently, JPMorgan Chase Bank will not be a controlling person of the Trust for purposes of the 1940 Act.

                                PRINCIPAL HOLDERS


        As of the April 4, 2005, the following persons owned of record, or were known by the Trust to own beneficially, 5% or more of the outstanding shares of the Fund:

JPMORGAN SECURITIES LENDING COLLATERAL INVESTMENT FUND



     Autoclub of Southern California                                       8.33%
     c/o JPMorgan Sec. Lending
     Attn:  Adam Brinton
     4 New York Plaza
     18th Floor
     New York, NY 10004


        As of the date of this Statement of Additional Information, the Trustees and officers of the Trust, as a group, own less than 1% of the Trust's voting securities.

                              FINANCIAL STATEMENTS


        The financial statements and the reports thereon of PricewaterhouseCoopers LLP are incorporated herein by reference to the Fund's December 31, 2004 annual report filing made with the SEC on March 1, 2005 (Accession No. 0001188327-05-000024) pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereof.

                                   APPENDIX A
                       DESCRIPTION OF CERTAIN OBLIGATIONS
                     ISSUED OR GUARANTEED BY U.S. GOVERNMENT
                          AGENCIES OR INSTRUMENTALITIES

FEDERAL FARM CREDIT SYSTEM NOTES AND BONDS -- are bonds issued by a cooperatively owned nationwide system of banks and associations supervised by the Farm Credit Administration, an independent agency of the U.S. government. These bonds are not guaranteed by the U.S. government.

MARITIME ADMINISTRATION BONDS -- are bonds issued and provided by the Department of Transportation of the U.S. government and are guaranteed by the U.S. government.

FNMA BONDS -- are bonds guaranteed by the Federal National Mortgage Association. These bonds are not guaranteed by the U.S. government.

FHA DEBENTURES -- are debentures issued by the Federal Housing Administration of the U.S. government and are guaranteed by the U.S. government. FHA Insured Notes are bonds issued by the Farmers Home Administration of the U.S. government and are guaranteed by the U.S. government.

FHA INSURED NOTES - are bonds issued by the Farmers Home Administration of the U.S. government and are guaranteed by the U.S. government.

GNMA CERTIFICATES -- are mortgage-backed securities which represent a partial ownership interest in a pool of mortgage loans issued by lenders such as mortgage bankers, commercial banks and savings and loan associations. Each mortgage loan included in the pool is either insured by the Federal Housing Administration or guaranteed by the Veterans Administration and therefore guaranteed by the U.S. government. As a consequence of the fees paid to GNMA and the issuer of GNMA Certificates, the coupon rate of interest of GNMA Certificates is lower than the interest paid on the VA-guaranteed or FHA-insured mortgages underlying the Certificates. The average life of a GNMA Certificate is likely to be substantially less than the original maturity of the mortgage pools underlying the securities. Prepayments of principal by mortgagors and mortgage foreclosures may result in the return of the greater part of principal invested far in advance of the maturity of the mortgages in the pool. Foreclosures impose no risk to principal investment because of the GNMA guarantee. As the prepayment rate of individual mortgage pools will vary widely, it is not possible to accurately predict the average life of a particular issue of GNMA Certificates. The yield which will be earned on GNMA Certificates may vary form their coupon rates for the following reasons: (i) Certificates may be issued at a premium or discount, rather than at par; (ii) Certificates may trade in the secondary market at a premium or discount after issuance; (iii) interest is earned and compounded monthly which has the effect of raising the effective yield earned on the Certificates; and (iv) the actual yield of each Certificate is affected by the prepayment of mortgages included in the mortgage pool underlying the Certificates. Principal which is so prepaid will be reinvested, although possibly at a lower rate. In addition, prepayment of mortgages included in the mortgage pool underlying a GNMA

Certificate purchased at a premium could result in a loss to a Fund. Due to the large amount of GNMA Certificates outstanding and active participation in the secondary market by securities dealers and investors, GNMA Certificates are highly liquid instruments. Prices of GNMA Certificates are readily available from securities dealers and depend on, among other things, the level of market rates, the Certificate's coupon rate and the prepayment experience of the pool of mortgages backing each Certificate. If agency securities are purchased at a premium above principal, the premium is not guaranteed by the issuing agency and a decline in the market value to par may result in a loss of the premium, which may be particularly likely in the event of a prepayment. When and if available, U.S. government obligations may be purchased at a discount from face value.

FHLMC CERTIFICATES AND FNMA CERTIFICATES -- are mortgage-backed bonds issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, respectively, and are guaranteed by the U.S. government.

GSA PARTICIPATION CERTIFICATES -- are participation certificates issued by the General Services Administration of the U.S. government and are guaranteed by the U.S. government.

NEW COMMUNITIES DEBENTURES -- are debentures issued in accordance with the provisions of Title IV of the Housing and Urban Development Act of 1968, as supplemented and extended by Title VII of the Housing and Urban Development Act of 1970, the payment of which is guaranteed by the U.S. government.

PUBLIC HOUSING BONDS -- are bonds issued by public housing and urban renewal agencies in connection with programs administered by the Department of Housing and Urban Development of the U.S. government, the payment of which is secured by the U.S. government.

PENN CENTRAL TRANSPORTATION CERTIFICATES -- are certificates issued by Penn Central Transportation and guaranteed by the U.S. government.

SBA DEBENTURES -- are debentures fully guaranteed as to principal and interest by the Small Business Administration of the U.S. government.

WASHINGTON METROPOLITAN AREA TRANSIT AUTHORITY BONDS -- are bonds issued by the Washington Metropolitan Area Transit Authority. Some of the bonds issued prior to 1993 are guaranteed by the U.S. government.

FHLMC BONDS -- are bonds issued and guaranteed by the Federal Home Loan Mortgage Corporation. These bonds are not guaranteed by the U.S. government.

FEDERAL HOME LOAN BANK NOTES AND BONDS -- are notes and bonds issued by the Federal Home Loan Bank System and are not guaranteed by the U.S. government.

STUDENT LOAN MARKETING ASSOCIATION ("SALLIE MAE") NOTES AND BONDS -- are notes and bonds issued by the Student Loan Marketing Association and are not guaranteed by the U.S. government.

D.C. ARMORY BOARD BONDS -- are bonds issued by the District of Columbia Armory Board and are guaranteed by the U.S. government.

EXPORT-IMPORT BANK CERTIFICATES -- are certificates of beneficial interest and participation certificates issued and guaranteed by the Export-Import Bank of the U.S. and are guaranteed by the U.S. government.

In the case of securities not backed by the "full faith and credit" of the U.S. government, the investor must look principally to the agency issuing or guaranteeing the obligation for ultimate repayment, and may not be able to assert a claim against the U.S. government itself in the event the agency or instrumentality does not meet its commitments.

Investments may also be made in obligations of U.S. government agencies or instrumentalities other than those listed above.

                                   APPENDIX B
                        DESCRIPTION OF SECURITY RATINGS*


        The following is a summary of published ratings by major credit rating agencies. Credit ratings evaluate only the safety of principal and interest payments, not the market value risk of lower quality securities. Credit rating agencies may fail to change credit ratings to reflect subsequent events on a timely basis. Although the investment adviser considers security ratings when making investment decisions, it also performs its own investment analysis and does not rely solely on the ratings assigned by credit agencies.

        Unrated securities will be treated as non-investment grade securities unless the investment adviser determines that such securities are the equivalent of investment grade securities. Securities that have received different ratings from more than one agency are considered investment grade if at least one agency has rated the security investment grade.


                                STANDARD & POOR'S

CORPORATE AND MUNICIPAL BONDS

AAA- Debt rated AAA have the highest ratings assigned by Standard & Poor's to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

AA- Debt rated AA have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in a small degree.

A- Debt rated A have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher rated categories.

BBB- Debt rated BBB is regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than for debt in higher rated categories.

BB- Debt rated BB is regarded as having less near-term vulnerability to default than other speculative issues. However, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments.

B- An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

----------
* As described by the rating agencies. Ratings are generally given to securities at the time of issuance. While the rating agencies may from time to time revise such ratings, they undertake no obligation to do so.

CCC- An obligation rated CCC is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC- An obligation rated CC is highly vulnerable to nonpayment.

C- The C rating may be used to cover a situation where a bankruptcy petition has been filed or similar action has been taken, but payments on this obligation are being continued.

        Plus (+) or Minus (w): The ratings from "AA" to "CCC" may be modified by the addition of a plus or minus sign to show relative standing within the major rating categories.

DESCRIPTION OF STANDARD & POOR'S RATINGS OF MUNICIPAL AND TAX-EXEMPT DEMAND
BONDS

        A Standard & Poor's note rating reflects the liquidity concerns and market access risks unique to notes. Notes due in 3 years or less will likely receive a note rating. Notes maturing beyond 3 years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment.

- Amortization schedule (the larger the final maturity relative to other maturities the more likely it will be treated as a note).

- Source of Payment (the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note).

Note rating symbols are as follows:

SP-1 -- Very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics will be given a plus (+) designation.

SP-2 -- Satisfactory capacity to pay principal and interest.

SP-3 -- Speculative capacity to pay principal and interest.

        Standard & Poor's assigns "dual" ratings to all long-term debt issues that have as part of their provisions a demand or double feature.

        The first rating addresses the likelihood of repayment of principal and interest as due, and the second rating addresses only the demand feature. The long-term debt rating symbols are used for bonds to denote the long-term maturity and the commercial paper rating symbols are used to denote the put option (for example, "AAA/A-1+"). For the newer "demand notes,"

S&P's note rating symbols, combined with the commercial paper symbols, are used (for example, "SP-1+/A-1+").

DESCRIPTION OF STANDARD & POOR'S TWO HIGHEST COMMERCIAL PAPER RATINGS

A-1 -- This rating indicates a fund has strong capacity to meet its financial commitments. Standard & Poor's rate it in the highest category. Within this category, certain obligors are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitments is extremely strong.

A-2 -- This rating indicates a fund has satisfactory capacity to meet its financial commitments. However it is somewhat more susceptible to the adverse affects of changes in circumstances and economic conditions than obligors in the highest rating category.

                                     MOODY'S

CORPORATE AND MUNICIPAL BONDS

Aaa- Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa- Bonds which are rated Aa are judged to be of high quality by all standards. Together with the AAA group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

A- Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa- Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba- Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B- Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa- Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to principal or interest.

Ca- Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C- Bonds which are rated C are the lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

     The Aa, A and Baa rating categories are refined by the inclusion of a modifier. These numeric suffixes (Aa1, Aa2, Aa3, etc.) are intended to provide further differentiation within each category. For instance, an Aa1 rating exhibits the best of the characteristics within the As category, while an Aa3 contains relatively less.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

PRIME-1 - Issuers rated Prime-1 (or related supporting institutions) have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics:

- Leading market positions in well established industries. High rates of return on funds employed.
- Conservative capitalization structures with moderate reliance on debt and ample asset protection.
- Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
- Well established access to a range of financial markets and assured sources of alternate liquidity.

PRIME-2 - Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but not lesser degree. Earnings trends and coverage ratios, while sound, may be more subjects to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

PRIME-3 - Issuers rated Prime-3 (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

SHORT-TERM TAX EXEMPT NOTES

MIG-1 - The short-term tax-exempt note rating MIG-1 is the highest rating assigned by Moody's for notes judged to be the best quality. Notes with this rating enjoy strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both.

MIG-2 - MIG-2 rated notes are of high quality but with margins of protection not as large as MIG-1.

DESCRIPTION OF MOODY'S THREE HIGHEST RATINGS OF STATE AND MUNICIPAL NOTES

        Moody's ratings for state and municipal short-term obligations will be designated Moody's Investment Grade ("MIG"). Such ratings recognize the differences between short-term credit risk and long-term risk. Factors affecting the liquidity of the borrower and short-term cyclical elements are critical in short-term ratings, while other factors of major importance in bond risk, long-term secular trends for example, may be less important over the short run. A short-term rating may also be assigned on an issue having a demand feature-variable rate demand obligation or commercial paper programs; such ratings will be designated as "VMIG." Short-term ratings on issues with demand features are differentiated by the use of the VMIG symbol to reflect such characteristics as payment upon periodic demand rather than fixed maturity dates and payment relying on external liquidity. Symbols used are as follows:

MIG-1/VMIG-1 -- Notes bearing this designation are of the best quality, enjoying strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both.

MIG-2/VMIG-2 -- Notes bearing this designation are of high quality, with margins of protection ample although not so large as in the preceding group.

MIG-3/VMIG-3 -- Notes bearing this designation are of acceptable credit quality, where all security elements are accounted for but there is lacking the undeniable strength of the preceding grade, liquidity and cash flow protection may be narrow and market access for refinancing is likely to be less well established.

DESCRIPTION OF MOODY'S TWO HIGHEST COMMERCIAL PAPER RATINGS

        Moody's Commercial Paper ratings are opinions of the ability of issuers to repay punctually promissory obligations not having an original maturity in excess of nine months. Moody's employs three designations, all judged to be investment grade, to indicate the relative repayment capacity of rated issuers:
Prime-1, Prime-2 and Prime-3.

ISSUERS RATED PRIME-1 -- (or related supporting institutions) have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics: (1) leading market positions in well-established industries; (2) high rates of return on funds employed; (3) conservative capitalization structures with moderate reliance on debt and ample asset protection; (4) broad margins in earnings coverage of fixed financial charges and high internal cash generation; and (5) well-established access to a range of financial markets and assured sources of alternate liquidity.

ISSUERS RATED PRIME-2 -- (or related supporting institutions) have a strong capacity for repayment of short-term promissory obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, will be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

                                      FITCH

CORPORATE AND MUNICIPAL BONDS

        The ratings represent Fitch's assessment of the issuer's ability to meet the obligations of a specific debt issue or class of debt. The ratings take into consideration special features of the issue, its relationship to other obligations of the issuer, the current financial condition and operative performance of the issuer and of any guarantor, as well as the political and economic environment that might affect the issuer's financial strength and credit quality.

AAA -- Bonds rated AAA by Fitch are considered to be investment grade and of the highest credit quality. The obligor has an exceptionally strong ability to pay interest and repay principal, which is unlikely to be affected by reasonably foreseeable events.

AA -- Bonds rated AA by Fitch are considered to be investment grade and of very high credit quality. The obligor's ability to pay interest and repay principal is very strong, although not quite as strong as bonds rated AAA. Because bonds rated in the AAA and AA categories are not significantly vulnerable to foreseeable future developments, short-term debt of these issues is generally rated F-1+ by Fitch.

A -- Bonds rated A by Fitch are considered to be investment grade and of high credit quality. The obligor's ability to pay interest and repay principal is considered to be strong, but may be more vulnerable to adverse changes in economic conditions and circumstances than bonds with higher ratings.

BBB -- Bonds rated BBB by Fitch are considered to be investment grade and of satisfactory credit quality. The obligor's ability to pay interest and repay principal is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to have adverse consequences on these bonds, and therefore impair timely payment. The likelihood that the ratings of these bonds will fall below investment grade is higher than for bonds with higher ratings.

        Plus (+) and minus (-) signs are used by Fitch to indicate the relative position of a credit within a rating category. Plus and minus signs, however, are not used in the AAA category.

SHORT-TERM TAX EXEMPT NOTES

F-1+ -- Issues assigned this rating are regarded as having the strongest degree of assurance for timely payment.

F-1 -- Issues assigned this rating reflect an assurance of timely payment only slightly less in degree than issues rated F-1+.

F-2 -- Issues assigned this rating have a satisfactory degree of assurance for timely payment but the margin of safety is not as great as for issues assigned F-1+ and F-1 ratings.

F-3 -- Issues assigned this rating have characteristics suggesting that the degree of assurance for timely payment is adequate, although near-term adverse changes could cause these securities to be rated below investment grade.

LOC -- The symbol LOC indicates that the rating is based on a letter of credit issued by a commercial bank.

                            PART C: OTHER INFORMATION

Item 23. Exhibits

         Exhibits filed pursuant to Form N-1A:

         (a)      Articles of Incorporation.

                  (1) Amended and Restated Declaration of Trust (the "Declaration") of the Registrant, dated March 2, 2004. Incorporated herein by reference to the Registrant's Registration Statement filed on May 14, 2004 (Accession Number 0001047469-04-017411).

         (b)      By-Laws.


                  (1) By-Laws of the Registrant. Incorporated herein by reference to the Registrant's Registration
                       Statement filed on May 14, 2004 (Accession Number 0001047469-04-017411).


         (c)      Instruments Defining Rights of Security Holders.

                  None other than provisions contained in the Declaration and By-Laws.

         (d)      Investment Advisory Contracts.

                  (1) Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc., dated May 14, 2004 (filed herewith).

         (e)      Underwriting Contracts.

                  Not applicable.

         (f)      Bonus or Profit Sharing Contracts.

                  Not applicable.

         (g)      Custodian Agreements.

                  (1) Global Custody Agreement. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

                  (2) Annex A to Global Custody Agreement with JPMorgan Chase Bank, dated March 1, 2003. Incorporated herein by reference to the Registrant's Registration Statement filed on May 14, 2004 (Accession Number
                       0001047469-04-017411).


         (h)      Other Material Contracts.

                  (1) Transfer Agency Agreement between the Registrant and J.P. Morgan Investor Services Co., dated May 14, 2004 (filed herewith).

                  (2) Administration Agreement between the Registrant and JPMorgan Chase Bank, dated May 14, 2004 (filed herewith).

                  (3) Placement Agency Agreement between the Registrant and JPMorgan Chase Bank (filed herewith).

         (i)      Legal Opinion.

                  Not applicable.

         (j)      Other Opinions.

                  Not applicable.

         (k)      Omitted Financial Statements.

                  Not applicable.

         (l)      Initial Capital Agreements.

                  Not applicable.

         (m)      Rule 12(b)-1 Plan.

                  Not applicable.

         (n)      Rule 18f-3 Plan.

                  Not applicable.

         (o)      Reserved.

         (p)      Codes of Ethics.

                  (1) Code of Ethics of The J.P. Morgan Family of Funds. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

                  (2) Code of Ethics of Adviser. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

Item 24. Persons Controlled by or Under Common Control with the Registrant

         The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25. Indemnification

         Under Section 5.3 of the Registrant's Declaration of Trust, the Trust shall indemnify each of its Trustees and officers to the fullest extent permitted by law (including the 1940 Act) as currently in effect or as hereafter amended, against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof; the words "claim," "action," "suit," or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal, administrative or other, including appeals), actual or threatened; and the words "liability" and "expenses" shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

         No indemnification shall be provided hereunder to a Trustee or officer:
(i) against any liability to the Trust or the Shareholders by reason of a final adjudication by the court or other body before which the proceeding was brought that he engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust; or (iii) in the event of a settlement involving a payment by a Trustee or officer or other disposition not involving a final adjudication as provided in paragraph (b)(i) or (b)(ii) above resulting in a payment by a Trustee or officer, unless there has been either a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry) that he did not engage in such conduct: (a) by vote of a majority of the Disinterested Trustees acting on the matter (provided that a majority of the Disinterested Trustees then in office act on the matter); or (b) by written opinion of independent legal counsel.

         The rights of indemnification herein provided shall be severable, shall not affect any other rights to which any Trustee or officer may now or hereafter be entitled, shall continue as to a Person who has ceased to be such a Trustee or officer and shall inure to the benefit of the heirs, executors and administrators of such Person. Nothing contained herein shall affect any rights to indemnification to which personnel other than Trustees and officers may be entitled by contract or otherwise under law.

Item 26. Business and Other Connections of the Investment Adviser

         See "Management of the Trust" in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27. Principal Underwriters

         Not applicable.

Item 28. Location of Accounts and Records


         All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: JPMorgan Chase Bank, N.A., the Registrant's investment administrator and custodian, at 522 Fifth Avenue, New York, NY10036; J.P. Morgan Investment Management Inc., the Registrant's investment adviser, at 522 Fifth Avenue, New York, NY 10036; J.P. Morgan Investor Services Co., the Registrant's investment transfer agent, at 73 Tremont Street, Boston, MA 02108.


Item 29. Management Services

         None.

Item 30. Undertakings

         Not applicable.

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant, JPMorgan Securities Lending Collateral Investment Trust, has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New
York on the 28th day of April, 2005.


JPMorgan Securities Lending Collateral Investment Trust


By:      /s/ George C.W. Gatch
         ---------------------------------------------
         George C.W. Gatch
         President

                                  EXHIBIT LIST


NAME                                                               EXHIBIT PAGE
----                                                               ------------
Investment Advisory Agreement                                      Exhibit (d)(1)

Transfer Agency Agreement                                          Exhibit (h)(1)

Administration Agreement                                           Exhibit (h)(2)

Placement Agency Agreement                                         Exhibit (h)(3)